UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.0001 per share, of I-many, Inc.

(2)	Aggregate number of securities to which transaction applies:

53,843,938 shares of Common Stock outstanding, 750,912 shares of Common Stock subject to outstanding in-the-money options, and senior convertible promissory notes with an aggregate outstanding balance of principal and accrued interest of $17,330,200.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Underlying value of transaction consists of $26,921,969 payable in cash to holders of common stock (based on merger consideration of $0.50 per share), $195,360 payable in cash to holders of in-the-money options (based on the difference between the per share merger consideration and the exercise price per share) and $17,330,200 payable in cash to holders of senior convertible promissory notes (based on the outstanding balance of principal and accrued interest).

The filing fee was determined based upon estimated values of the dollar amounts in (2) and (3) above. Such estimates were made for the sole purpose of determining the filing fee and should be used for no other purpose.

(4)	Proposed maximum aggregate value of transaction:

$44,447,529

(5)	Total fee paid:

$115 (plus $2,366 previously paid)

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$2,366

(2)	Form, Schedule or Registration Statement No.:

Preliminary Proxy Statement on Schedule 14A

(3)	Filing Party:

I-many, Inc.

(4)	Date Filed:

May 14, 2009

I-MANY, INC.

399 THORNALL STREET

EDISON, NEW JERSEY

(800) 832-0228

To the Stockholders of I-many, Inc.:

You are cordially invited to attend a special meeting of the stockholders of I-many, Inc., a Delaware corporation (“I-many”), to be held on June 25, 2009, at 10:00 a.m., local time, at our headquarters, 399 Thornall Street, 12th Floor, Edison, NJ 08837. A notice of the special meeting, a proxy statement and a proxy card are enclosed.

At the special meeting, we will ask you to vote upon adoption of the Agreement and plan of merger, dated as of April 29, 2009, by and among Sapphire (defined below), Sapphire Stripe Acquisition Company and I-many, as amended on May 29, 2009 (the “merger agreement”) which will result in I-many being acquired by LLR Equity Partners III, L.P., a private equity fund (“LLR III”) and to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. As a result of the transaction, you will receive cash for your I-many stock and as a result will cease to be an I-many stockholder. Pursuant to the transaction described in the merger agreement, Sapphire Stripe Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Sapphire Stripe Holdings, Inc., a Delaware corporation that has been formed by LLR III to effect the acquisition (“Sapphire”), will merge with and into I-many (the “merger”). I-many will be the surviving entity in the merger and, as a result of the merger, it will become a wholly-owned subsidiary of Sapphire. As part of this merger, you will be entitled to receive cash for each share of I-many common stock that you own. The exact amount you will receive will be determined according to a formula described in the accompanying proxy statement. We estimate that the cash amount will be approximately $0.49 per share, based on our estimate of the expenses of I-many at the effective time of the merger. However, such amounts are estimates only and are subject to actual expenses at the effective time of the merger as finally determined by the Company and Sapphire as of the closing date of the merger. See the section of the accompanying proxy statement titled “The Merger Agreement—Merger Consideration.”

The board of directors of I-many believes that the proposed merger is advisable and in the best interests of I-many and its stockholders. Therefore, I-many’s board of directors has unanimously adopted the merger agreement and the merger and unanimously recommends that you vote “FOR” the adoption of the merger agreement and, if necessary “FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

In order to complete this merger, the holders of a majority of the outstanding shares of I-many common stock represented in person or by proxy must affirmatively adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the merger agreement. We encourage you to read this entire document carefully.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, we urge you to vote your shares by signing the enclosed proxy card and returning it in the envelope provided or by faxing it to the attention of Robert G. Schwartz at 732-516-2693, as soon as possible. You may also vote by submitting a proxy by telephone by calling 800-776-9437 in the United States and 1-718-921-8500 from foreign countries or through the Internet at www.voteproxy.com using the control number on your proxy card. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote in person. Failure to submit a properly executed proxy by mail, fax, telephone or through the Internet or to vote at the special meeting has the same effect as a vote “AGAINST” the merger agreement and will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Your prompt cooperation will be greatly appreciated.

Sincerely,

John A. Rade
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction described in this proxy statement, passed upon the fairness or merits of the transaction, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The accompanying proxy statement is dated June 2, 2009 and is first being mailed to stockholders on or about June 3, 2009.

The information contained in the accompanying proxy statement speaks only as of its date unless the information specifically indicates that another date applies.

I-MANY, INC.

399 THORNALL STREET

EDISON, NEW JERSEY

(800) 832-0228

                    ,

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2009

To the Stockholders of I-many, Inc.:

I-many, Inc., a Delaware corporation (“I-many”), will hold a special meeting of stockholders at 399 Thornall Street, 12th Floor, Edison, NJ 08837 at 10:00 a.m., local time, on June 25, 2009, for the following purposes:

•

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 29, 2009, by and among Sapphire Stripe Holdings, Inc., Sapphire Stripe Acquisition Company and I-many, as amended on May 29, 2009 (the “merger agreement”), that provides for Sapphire Stripe Acquisition Company to be merged with and into I-many, with I-many as the surviving corporation (the “merger”);

•

To consider and vote upon an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•

To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting, including to consider any procedural matters incident to the conduct of the special meeting.

Only record holders of common stock at the close of business on May 26, 2009 are entitled to receive notice of and will be entitled to vote at the special meeting, including any adjournments or postponements of the special meeting.

Under Delaware law, if the merger is completed, holders of I-many common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your rights, you must submit a written demand for an appraisal prior to the stockholder vote on the merger agreement, and comply with other Delaware law procedures explained in the accompanying proxy statement.

Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible by mail or by faxing the card to the attention of Robert G. Schwartz at 732-516-2693, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting in accordance with your proxy. You may also vote by submitting a proxy by telephone by calling 800-776-9437 in the United States and 1-718-921-8500 from foreign countries or through the Internet at www.voteproxy.com using the control number on your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.

Edison, New Jersey June 2, 2009	By Order of the Board of Directors,

John A. Rade
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or by faxing it to the attention of Robert G. Schwartz at 732-516-2693 or submit a proxy by telephone by calling 800-776-9437 in the United States and 1-718-921-8500 from foreign countries or through the Internet at www.voteproxy.com. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

APPENDICES
Merger Agreement	Appendix A
Opinion of Montgomery & Co. LLC	Appendix B
Delaware General Corporation Law Section 262	Appendix C

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposed merger and the I-many special meeting of stockholders. You should still carefully read this proxy statement in its entirety, including the attached appendices.

The Special Meeting

Q:	When and where is the I-many special meeting?

A:

The special meeting of the stockholders of I-many, Inc., a Delaware corporation (“I-many”, the “Company”, “we” or “us”), will be held on June 25, 2009, at 10:00 a.m., at local time, at 399 Thornall Street, 12th Floor, Edison, NJ 08837.

Q:	What am I being asked to vote on?

A:	You are being asked to approve a transaction that will result in the acquisition of I-many by a subsidiary of LLR Equity Partners III, L.P., a Pennsylvania-based private equity fund. Specifically, you are being asked to vote to adopt an agreement and plan of merger, dated as of April 29, 2009, as amended on May 29, 2009, that we refer to as the merger agreement, that provides for Sapphire Stripe Acquisition Company to be merged with and into I-many, with I-many as the surviving corporation. Sapphire Stripe Acquisition Company is a newly formed Delaware corporation that is a wholly owned subsidiary of Sapphire Stripe Holdings, Inc. (“Sapphire”). Sapphire was formed by LLR Equity Partners III, L.P. for purposes of effecting the acquisition. You are also being asked to vote to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What does I-many’s board of directors recommend?

A:	I-many’s board of directors believes that the proposed merger is advisable and in the best interests of I-many and its stockholders. The board of directors approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement and, if necessary, FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. To review the background of and reasons for the merger, see “The Merger—Background of the Merger” and “The Merger—Reasons for the Recommendation of our Board of Directors.” In considering the recommendation of our board of directors, you should be aware that our directors, executive officers and employees have interests in the merger that are different from yours. See “The Merger—Our Directors, Executive Officers and Employees Have Interests in the Merger That Differ from Your Interests.”

The Proposed Merger

Q:	What is the proposed transaction?

A:	Sapphire will acquire us by merging its subsidiary into us, and we will become a wholly owned subsidiary of Sapphire. Following the merger, we will no longer be a publicly traded corporation.

Q:	What will I be entitled to receive if the merger is completed?

A:	If the merger is completed, each share of I-many common stock that you hold will be converted into the right to receive cash (other than shares owned by I-many stockholders who properly exercise their appraisal rights under Delaware law). The exact amount you will receive will be calculated as follows:

•	the total purchase price paid by Sapphire of $47,300,000;

•	plus the aggregate exercise price payable upon exercise of all in-the-money options outstanding immediately prior to the effective time;

•	minus (whether or not paid prior to the effective time) the principal and accrued interest due on our senior convertible promissory notes as of the effective time;

•	minus (whether or not paid prior to the effective time) the amounts, if any, payable on account of the warrants originally issued by us on November 6, 2006;

•

minus (whether or not paid prior to the effective time) the amounts, not to exceed $1,198,887 in the aggregate, payable to employees of I-many pursuant to arrangements in place as of April 29, 2009, constituting retention, change in control and other payments approved by our board of directors for purposes of ensuring continuity through the effective time;

•

minus (whether or not paid prior to the effective time) certain expenses incurred by I-many in connection with the negotiation and performance of the merger agreement and the consummation of the merger (including fees payable to outside legal, financial and other advisors);

•

divided by the sum of the number of shares of our common stock outstanding immediately prior to the effective time plus the number of shares of our common stock issuable upon exercise of all in-the-money options outstanding immediately prior to the effective time.

We estimate that the amount per share you will be entitled to receive will be approximately $0.49, based on the following assumptions:

•	aggregate option exercise payments equal to $180,069;

•	note payments equal to $17,306,700;

•	warrant payments equal to $0;

•	employee payments equal to $1,198,887;

•	transaction expenses equal to $2,400,000; and

•	common stock outstanding (including shares issuable on the exercise of in-the-money options) equal to 54,553,212 shares.

However, such amounts are estimates only and are subject to actual expenses at the effective time of the merger as finally determined by the Company and Sapphire as of the closing date of the merger. See “The Merger Agreement—Merger Consideration.” You will not have any ownership interest in I-many after completion of the merger.

Q:	When will the merger be completed?

A:	We are working towards the completion of the merger as quickly as possible. Completion of the merger is expected to occur not later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. See “The Merger Agreement—Conditions to the Closing of the Merger.”

Q:	What are my appraisal rights?

A:	I-many stockholders are entitled to appraisal rights under Delaware law by following the requirements specified in Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Appendix C to this proxy statement. See “Appraisal Rights.”

Q:	When will I receive the merger consideration?

A:	Following the merger, you will receive a letter of transmittal from the exchange agent appointed under the merger agreement. The letter of transmittal will include instructions for completion and an address where you will send your stock certificates. When you send your stock certificates, together with a completed letter of transmittal, to the exchange agent, the agent will promptly distribute the merger consideration to you.

Q:	Will the merger be a taxable transaction for U.S. federal income tax purposes?

A:	Generally, the receipt of cash in exchange for shares of I-many common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. stockholder who, pursuant to the merger, receives cash for such holder’s common stock generally will recognize a gain or loss equal to the difference between (i) the amount of cash received in the merger and (ii) such stockholder’s tax basis in the common stock exchanged therefor. The U.S. federal income tax consequences to a non-U.S. stockholder will vary based on a number of factors. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. To review a summary of the material tax considerations of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Voting and Proxy Procedures

Q:	Who may vote at the special meeting?

A:	Only “record holders” of I-many common stock at the close of business on May 26, 2009, which is the record date for this special meeting, are entitled to vote at the special meeting in person or by proxy. As of the record date, there were 53,802,300 shares of I-many common stock outstanding and entitled to be voted at the special meeting. You will have one vote for each share of common stock you hold of record on the record date.

Q:	How do the executive officers intend to vote on the merger proposal?

A:	The executive officers have told us that they intend to vote all of their I-many stock, representing approximately 1.0% of the outstanding stock as of the record date (excluding options held by such officers), in favor of the merger proposal.

Q:	What vote is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires the favorable vote by holders of a majority of the shares of I-many common stock outstanding as of the record date. An abstention has the same effect as a vote “AGAINST” adoption of the merger agreement.

Q:	What vote is required to adjourn the special meeting?

A:	Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of a majority of the shares present and entitled to vote if there is less than a quorum present at the meeting. If there is a quorum, approval only requires the affirmative vote of a majority of the shares present and voting. Thus, if there is less than a quorum, an abstention has the same effect as a vote “AGAINST” the proposal. If there is a quorum, an abstention will have no effect on the outcome of the proposal.

Q:	If my stock is held in “street name” by my broker, will my broker vote my stock for me?

A:

If your I-many stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name.” As a beneficial owner you do not have the right to vote your stock. Only the “record holder” of the stock has such rights. If you wish to vote your stock, you should either (i) obtain a legal proxy from the record holder of the stock appointing you as its legal proxy or

(ii) instruct the record holder how you would like the record holder to vote the stock you own. If you do not obtain a legal proxy or instruct the record holder how to vote and do not vote on adoption of the merger agreement, it will be equivalent to voting “AGAINST” adoption of the merger agreement, but it will have no effect on the outcome of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its appendices, and consider how it affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope, fax it to the attention of Robert G. Schwartz at 732-516-2693, or vote by submitting a proxy by telephone by calling 800-776-9437 in the United States and 1-718-921-8500 from foreign countries or through the Internet at www.voteproxy.com using the control number on your proxy card as soon as possible so that your stock can be voted at the special meeting. If no instructions are indicated, signed and submitted proxies will be voted “FOR” the proposals to adopt the merger agreement and to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	May I change my vote after I have delivered a proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If you have sent a proxy directly to I-many, you may revoke your proxy by:

•

delivering to our corporate secretary at our corporate offices at 12th Floor, 399 Thornall Street, Edison, NJ 08837 or by fax to the attention of Robert G. Schwartz at 732-516-2693, on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker to vote your shares, you may revoke your proxy only by following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Q:	Should I send in my stock certificates now?

A:	No. Within five business days after the merger is completed, I-many’s stockholders will receive written instructions for exchanging their I-many stock certificates for cash.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which I-many refers you in this proxy statement, contain forward-looking statements about I-many’s plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of I-many, the expected completion and timing of the merger, the anticipated amount of the merger consideration per share of I-many common stock to be received by I-many’s stockholders pursuant to the merger, other information relating to the merger, information relating to I-many’s consideration of strategic alternatives should the merger not be completed in a timely manner or at all, and any other statements about I-many management’s future expectations, beliefs, goals, plans or prospects. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “forecast,” “potential,” “contemplate,” “could,” “would,” “may,” “will,” “approximately” and “can” or similar words. You should read statements that contain these words carefully. They discuss I-many’s future expectations or state other forward-looking information, and may involve known and unknown risks over which I-many has no control, including, without limitation:

•	the ability of I-many to complete the proposed merger;

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by I-many’s stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us or others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	adjustments to the per share merger consideration payable to I-many’s stockholders in connection with the merger;

•	announcements or rumors involving third parties related to any alternative proposal to acquire I-many;

•	I-many’s results of operations, financial condition and businesses, and the expected impact of the proposed merger on I-many’s financial and operating performance; and

•	other risks detailed in our current filings with the U.S. Securities and Exchange Commission, which we refer to as the SEC, including our most recent filings on Forms 10-Q and 10-K.

See “Where You Can Find More Information” on page 56 of this proxy statement. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this proxy statement represent I-many’s views only as of the date of this proxy statement and should not be relied upon as representing I-many’s views as of any subsequent date. I-many anticipates that subsequent events and developments will cause its views to change. However, while I-many may elect to update these forward-looking statements publicly at some point in the future, I-many specifically disclaims any obligation to do so, expect as may be required by law, either as a result of new information, future events or otherwise.

SUMMARY

This section highlights selected information from this document and may not contain all the information that is important to you. To understand the merger fully, and for a more complete description of the terms of the merger, you should read carefully this entire document, including the appendices to this proxy statement and the other documents to which we have referred you. See “Where You Can Find More Information” on page 56. Page references are included in this summary to direct you to a more complete description of the topics in the other parts of this document.

Throughout the document, “I-many,” the “Company,” “we,” “us” and “our” refers to I-many, Inc. and its subsidiaries, and “Sapphire” refers to Sapphire Stripe Holdings, Inc., which is wholly owned by LLR Equity Partners III, L.P., a private equity fund, which we refer to in this proxy statement as “LLR III”. We refer to the Agreement and Plan of Merger, dated as of April 29, 2009, as amended on May 29, 2009, by and among Sapphire, Sapphire Stripe Acquisition Company and I-many, as the “merger agreement.” Pursuant to the merger agreement, Sapphire Stripe Acquisition Company will merge into I-many, which will cause I-many to become wholly owned by Sapphire. We refer to the merger between Sapphire Stripe Acquisition Company and I-many, with I-many continuing as and referred to as the “surviving corporation,” as the “merger.”

•	Parties to the Proposed Merger

I-many, of which you are a stockholder, is a provider of contract management software and services for the enterprise. I-many enables businesses to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control.

Sapphire is a Delaware corporation and wholly owned subsidiary of LLR III. LLR III is a private equity fund based in Philadelphia, PA. LLR III, which is managed by LLR Partners, Inc., which we refer to in this proxy statement as “LLR”, provides capital to middle market growth companies with proven business models in a broad range of industries including healthcare, financial and business services, information technology and education. With over $1.4 billion under management, LLR takes minority or majority positions, and invests in transactions ranging from expansion and growth capital to recapitalizations and buyouts. Sapphire’s principal address is Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2868 and its telephone number is 215-717-2900. LLR III’s principal address is Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2868 and its telephone number is 215-717-2900. LLR’s principal address is Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2868 and its telephone number is 215-717-2900.

Sapphire Stripe Acquisition Company is a Delaware corporation newly formed for the sole purpose of effecting the merger. This is the only business of Sapphire Stripe Acquisition Company. Sapphire Stripe Acquisition Company is a wholly-owned subsidiary of Sapphire. Sapphire Stripe Acquisition Company’s principal address is Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2868 and its telephone number is 215-717-2900.

•	The Special Meeting (See page 10)

Time, Place and Date (See page 10)

A special meeting of stockholders of I-many will be held on June 25, 2009, at 10:00 a.m., local time, at 399 Thornall Street, 12th Floor, Edison, NJ 08837. At the special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and to act on other matters and transact other business as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Appendix A.

Record Date and Quorum (See page 10)

You may vote at the special meeting if you were the record owner of shares of I-many common stock at the close of business on the record date, May 26, 2009. On the record date, there were 53,802,300 shares of common stock outstanding and entitled to vote held by approximately 275 stockholders of record.

Required Vote (See page 10)

You will have one vote for each share of common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of I-many common stock. In the event that a quorum is not present at the special meeting or if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, stockholders will vote on the proposal to adjourn the special meeting to solicit additional proxies.

Voting and Revocation of Proxies (See page 11)

All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. To vote by proxy, you must fill out, sign and date the proxy card included with this proxy statement and mail the signed proxy in the enclosed return envelope or fax it to the attention of Robert G. Schwartz at 732-516-2693 as soon as possible. Alternatively, you may deliver proxies by telephone at 800-776-9437 in the United States and 1-718-921-8500 from foreign countries or through the Internet at www.voteproxy.com using the control number that appears on the proxy card. If no instructions are indicated, the proxies will be voted “FOR” the proposal to adopt the merger agreement. If you abstain from voting, your vote will be counted as a vote “AGAINST” the adoption of the merger agreement and, if there is less than a quorum present at the meeting, a vote “AGAINST” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

A stockholder giving a proxy may revoke it by following the procedures set forth under “The Special Meeting—Voting and Revocation of Proxies.”

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy. If your shares are held in “street name,” you may not vote in person at the special meeting unless you receive a valid proxy from the record owner to vote the shares.

•	The Merger (See page 13)

We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. As a result of the merger, our common stock will no longer be publicly traded. In addition, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the SEC. We expect to complete the merger promptly after the special meeting.

•	Merger Consideration (See page 39)

If the merger is completed, each share of I-many common stock that you hold will be converted into the right to receive cash (other than shares owned by I-many stockholders who properly exercise their appraisal rights under Delaware law). The exact amount you will receive will be calculated as follows:

•	the total purchase price paid by Sapphire of $47,300,000;

•	plus the aggregate exercise price payable upon exercise of all in-the-money options outstanding immediately prior to the effective time;

•	minus (whether or not paid prior to the effective time) the principal and accrued interest due on our senior convertible promissory notes as of the effective time;

•	minus (whether or not paid prior to the effective time) the amounts, if any, payable on account of the warrants originally issued by us on November 6, 2006;

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minus (whether or not paid prior to the effective time) the amounts, not to exceed $1,198,887 in the aggregate, payable to employees of I-many pursuant to arrangements in place as of April 29, 2009, constituting retention, change in control and other payments approved by our board of directors for purposes of ensuring continuity through the effective time;

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minus (whether or not paid prior to the effective time) certain expenses incurred by I-many in connection with the negotiation and performance of the merger agreement and the consummation of the merger (including fees payable to outside legal, financial and other advisors);

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divided by the sum of the number of shares of our common stock outstanding immediately prior to the effective time plus the number of shares of our common stock issuable upon exercise of all in-the-money options outstanding immediately prior to the effective time.

We estimate that the amount per share you will be entitled to receive will be approximately $0.49, based on the following assumptions:

•	aggregate option exercise payments equal to $180,096;

•	note payments equal to $17,306,700;

•	warrant payments equal to $0;

•	employee payments equal to $1,198,887;

•	transaction expenses equal to $2,400,000; and

•	common stock outstanding (including shares issuable on the exercise of in-the-money options) equal to 54,594,850 shares.

However, such amounts are estimates only and are subject to actual expenses at the effective time of the merger as finally determined by the Company and Sapphire as of the closing date of the merger. See “The Merger Agreement—Merger Consideration.” You will not have any ownership interest in I-many after completion of the merger.

In addition, as a result of the merger all options to purchase shares of our common stock will be accelerated and terminated at the effective time in exchange for a cash payment to the holders thereof based on the difference between the per-share option exercise price and the amount received for each share of our common stock. The holders of warrants originally issued by the Company on November 6, 2006 will be entitled to a payment in the amount equal to their Black-Scholes value, which we have estimated to be $0, and all other warrants to purchase shares of our common stock will be terminated without consideration. The vesting of all restricted shares of our common stock will be accelerated at the effective time and each such share will represent the right to receive the amount received for each share of our common stock. The principal and interest due on our series convertible promissory notes will be paid in full upon the closing of the merger.

•	Our Board of Directors Recommends Adoption of the Merger Agreement (See page 19)

I-many’s board of directors has determined that the proposed merger is advisable and in the best interests of I-many and its stockholders, and unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

•	Reasons for the Merger (See page 19)

As a result of the then pending (and now actual) delisting of the Company’s common stock from the NASDAQ Capital Market, which would cause the Company’s senior convertible notes dated December 31, 2007 to be in default, the Company’s board of directors has been exploring strategic alternatives for the Company, as the Company has insufficient cash balances to repay the notes. I-many’s board of directors believes that the merger is the best available alternative for I-many and our stockholders. The board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger. For a discussion of the material factors considered by our board of directors in reaching its conclusion, see “The Merger—Reasons for the Recommendation of our Board of Directors.”

•	Opinion of Montgomery & Co. LLC Regarding the Fairness, from a Financial Point of View, of the Merger Consideration (See page 21)

In connection with the merger, the I-many board of directors received a written opinion from Montgomery & Co. LLC as to the fairness, from a financial point of view, of the merger consideration to be received by holders of I-many common stock. The opinion was rendered in connection with the signing of the merger agreement on April 29, 2009, at which time the merger consideration was expected to be approximately $0.43 per share. The full text of Montgomery’s written opinion dated April 29, 2009 is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Montgomery’s opinion was provided to the I-many board of directors to assist in its evaluation of the merger consideration from a financial point of view. Montgomery’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder with respect to any matters presented to stockholders. See “The Merger—Opinion of Our Financial Advisor.”

•	Certain of I-many’s Directors, Executive Officers and Certain Employees Have Interests in the Merger That Differ from Your Interests (See page 27)

When considering the recommendation of the board of directors and in considering how to vote on the merger, you should be aware that I-many’s directors and certain employees have interests in the merger that are in addition to, or different from, your interests as stockholders of I-many generally, and that create potential or actual conflicts of interest. Together, our directors and the executive officers control 10.8% of the outstanding stock of I-many as of the record date (excluding options held by such directors and executive officers). Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests include, among others:

•	One of our directors is a partner of an investment fund which holds our senior convertible notes, which will be paid in full from the proceeds of the merger;

•	Each of our executive officers will become entitled to receive a cash bonus following the closing of the merger, equal to 50% of the officer’s base salary less applicable withholdings;

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Each of our directors and executive officers will become entitled to continued liability insurance coverage and continued indemnification by the surviving corporation for a period of six years following the merger;

•	One of our directors is a manager of an investment fund which holds our warrants, the Black-Scholes value of which will be paid from the proceeds of the merger; and

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All unvested options and shares of restricted common stock held by our directors and executive officers will vest and become fully exercisable or transferable, as the case may be, immediately prior to the effective time of the merger, and will represent the right to receive the merger consideration payable for options or shares of common stock, as the case may be.

See “Security Ownership of Certain Beneficial Owners and Management” for a summary of the shares of common stock held by I-many’s executive officers and directors for which they will receive the merger consideration.

•	The Merger Will Be a Taxable Transaction for U.S. Federal Income Tax Purposes (See page 32)

For U.S. federal income tax purposes, a U.S. stockholder who receives merger consideration in exchange for our common stock generally will recognize taxable gain or loss equal to the difference between the amount of cash such stockholder receives for such stock in the merger and the stockholder’s adjusted tax basis in the stock exchanged therefor. The U.S. federal income tax consequences to a non-U.S. stockholder will vary based on a number of factors.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local, foreign or other tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

•	No Solicitation (See page 46)

We have agreed that we will not, and we will instruct our officers, directors, employees, subsidiaries, and specified other representatives not to, directly or indirectly:

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solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal (as defined in the merger agreement); or

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enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.

We are obligated to promptly advise Sapphire if any acquisition proposal is received and of the material terms and conditions of any such acquisition proposal. We also agreed to immediately cease all discussions or negotiations with any parties that were ongoing prior to the execution of the merger agreement with respect to any other acquisition proposal.

However, we may furnish information to, enter into discussions or negotiations with, and release from any standstill agreement, a person who has made an alternative acquisition proposal not resulting from a breach of our non-solicit obligations only if our board of directors has:

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determined in good faith (after consultation with our external legal counsel and our financial advisor) that such proposal is reasonably likely lead to a superior proposal (as defined in the merger agreement);

•	determined in good faith (after consultation with our external legal counsel and our financial advisor) that the taking of such action is consistent with its fiduciary duties under applicable law; and

•	obtained from such person an executed confidentiality agreement not materially less restrictive to such person than the confidentiality agreement we signed with LLR.

Our board of directors has agreed not to change its recommendation to the Company’s stockholders in favor of the merger unless the board of directors has determined in good faith (after consultation with our external legal counsel) that such action is necessary to comply with its fiduciary duties under applicable law. Our board of directors has further agreed not to adopt, approve or recommend any alternative acquisition proposal, unless the board of directors has determined in good faith (after consultation with our external legal counsel and our financial advisor) that:

•	such proposal is a superior proposal;

•	the taking of such action is necessary to comply with its fiduciary duties under applicable law; and

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the Company has provided at least five days prior written notice to Sapphire of its intention to take any such action and has negotiated with Sapphire in good faith to adjust the terms of the merger agreement so that such proposal is no longer a superior proposal.

•	Conditions to the Merger (See page 47)

The completion of the merger depends on the satisfaction of a number of conditions at or prior to the effective time, including the following:

•	our stockholders must have adopted the merger agreement;

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all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, must have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect;

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff; and

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no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or other transactions contemplated by the merger agreement.

•	our and Sapphire’s representations and warranties must be true and correct, except where the failure to be true and correct has not had a material adverse effect;

•	we and Sapphire must have performed in all material respects all obligations required to be performed by us or Sapphire under the merger agreement; and

•	the holders of not more than 20% of the shares of outstanding common stock of the Company have demanded appraisal rights under Delaware General Corporate Law.

•	Termination of Merger Agreement (See page 48)

The merger agreement may be terminated at any time prior to the effective time of the merger, upon our mutual agreement with Sapphire, even if our stockholders have adopted the merger agreement at the special meeting.

In addition, we and Sapphire each have separate rights to terminate the merger agreement without the agreement of the other party if, among other things:

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the merger has not been completed by August 31, 2009 (provided that the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur on or before such date);

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a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	our stockholders’ approval to adopt the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof.

The merger agreement may also be terminated by Sapphire if:

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any of our representations or warranties in the merger agreement is not true and correct at any time prior to closing, and such inaccuracy has a material adverse effect and such breach is not timely cured;

•	we have not performed all of our covenants and agreements under the merger agreement and such nonperformance has a material adverse effect and is not timely cured;

•	our board of directors fails to recommend, or withdraws or modifies its recommendation of the merger to our stockholders in a manner adverse to Sapphire;

•	our board of directors has approved, endorsed or recommended to our stockholders an acquisition proposal (as defined in the merger agreement) other than the merger;

•	our board of directors fails to reconfirm its recommendation in favor of the merger within five business days after a written request by Sapphire to do so;

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we breach our obligation under the merger agreement by failing to mail a proxy statement to our stockholders in connection with, or failing to hold a stockholder meeting to adopt the merger agreement; or

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a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that stockholders tender their shares in such tender or exchange offer or fails to recommend that our stockholders reject such offer within ten business days.

Additionally, we may terminate the merger agreement if:

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our board of directors has approved a superior proposal (as defined in the merger agreement) or recommended a superior proposal to the stockholders; provided that we have first paid the termination fee described below;

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any representation or warranty of Sapphire or Sapphire Stripe Acquisition Company in the merger agreement is not true and correct at any time prior to closing, and such inaccuracy has a material adverse effect and such breach is not timely cured; or

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Sapphire or Sapphire Stripe Acquisition Company has not performed all of its covenants and agreements under the merger agreement and such nonperformance has a material adverse effect and is not timely cured.

•	Termination Fees (See page 49)

We must pay to Sapphire a termination fee of $1,350,000 if the merger agreement is terminated pursuant to its terms by Sapphire, in connection with its termination rights in the event of a failure by our board of directors to recommend the merger to our stockholders or to call and hold the stockholder meeting, or if the merger agreement is terminated by us because our board of directors approves or recommends to stockholders a superior proposal (as defined in the merger agreement). In addition, we must pay the termination fee to Sapphire if an acquisition proposal (as defined in the merger agreement) other than the merger has been publicly announced prior to, and remains outstanding at the time of, the termination of the merger agreement pursuant to its terms, and such termination is:

•	by us or Sapphire because the merger has not been completed by August 31, 2009 and the stockholder meeting to approve the merger has not occurred;

•	by us or Sapphire because the stockholders failed to approve the merger; or

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by Sapphire in connection with its termination rights in the event of a breach of a representation or warranty or failure to perform a covenant or agreement by us, if such breach or failure is willful or knowing.

We must pay to Sapphire up to $665,000 as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated pursuant to its terms:

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by us or Sapphire because the merger has not been completed by August 31, 2009 due to a failure to satisfy the conditions to Sapphire’s obligations to consummate the merger (not including the conditions that apply jointly to both our and Sapphire’s obligations to consummate the merger, and not including the condition relating to appraisal rights);

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by Sapphire in connection with its termination rights in the event of a failure by our board of directors to recommend the merger to our stockholders or to call and hold the stockholder meeting, or if the merger agreement is terminated by us because our board of directors approves or recommends to stockholders a superior proposal (as defined in the merger agreement); or

•	by Sapphire in connection with its termination rights in the event of a breach of a representation or warranty or failure to perform a covenant or agreement by us.

Sapphire must pay us up to $500,000 as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated pursuant to its terms:

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by us or Sapphire because the merger has not been completed by August 31, 2009 due to a failure to satisfy the conditions to our obligations to consummate the merger (not including the conditions that apply jointly to both our and Sapphire’s obligations to consummate the merger); or

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by us in connection with our termination rights in the event of a breach of a representation or warranty or failure to perform a covenant or agreement by Sapphire or Sapphire Stripe Acquisition Company.

•	Appraisal Rights (See page 35)

Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than the per share merger consideration for the common stock, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of the adoption of the merger agreement, nor consent thereto in writing, (2) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “Appraisal Rights.” An executed proxy that is not marked “AGAINST’ or “ABSTAIN” will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is accompanied by the Notice of Special Meeting and a proxy card solicited by our board of directors for use at the special meeting of our stockholders to be held on June 25, 2009, at 10:00 a.m., local time, at 399 Thornall Street, 12th Floor, Edison, NJ 08837.

Matters to be Considered

At the special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and to transact such other matters as may be properly brought before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached to this proxy statement as Appendix A, and the merger agreement is summarized in the section of this proxy statement entitled “The Merger Agreement.”

Recommendation of Our Board of Directors

Our board of directors believes that the terms of the merger agreement and the proposed merger are advisable and in the best interests of I-many and our stockholders. Our board of directors approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. See “Our Directors, Executive Officers and Employees Have Interests in the Merger That Differ from Your Interests.”

Record Date and Quorum

Our board of directors has fixed the close of business on May 26, 2009 as the record date for the special meeting. Accordingly, only our stockholders of record at the close of business on such date will be entitled to notice of and to vote at the special meeting. Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers, resulting in broker “non-votes.” On the record date, there were 53,802,300 common shares outstanding, held of record by approximately 275 registered holders.

The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote, as of the record date, will constitute a quorum for the conduct of business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event a quorum is not present at the special meeting, we may propose adjournment of the special meeting to solicit additional proxies.

Required Vote

The affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon is required to adopt the merger agreement. Abstentions, the failure to submit an executed proxy by mail, fax, telephone or through the Internet or to vote in person at the special meeting, and broker non-votes have the effect of a vote against the merger agreement.

If there is less than a quorum present at the meeting, the affirmative vote of the holders of a majority of I-many common stock present and entitled to vote at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If there is a quorum, approval only requires the affirmative vote of a majority of the shares present and voting. Thus, if there is less than an quorum, an abstention will have the same effect as a vote against the proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If there is a quorum, an abstention will have no effect on the outcome of the proposal. A failure to vote at the special meeting or to submit an executed proxy by mail, fax, telephone or through the Internet, or a broker non-vote will have no effect on the outcome of the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

You will have one vote for each share of common stock you own on the record date.

Voting and Revocation of Proxies

All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. To vote by proxy, a stockholder must fill out, sign and date the proxy card included with this proxy statement and mail the signed proxy in the enclosed return envelope or fax it to the attention of Robert G. Schwartz at 732-516-2693 as soon as possible. Alternatively, stockholders may deliver proxies by telephone at 800-776-9437 in the United States and 1-718-921-8500 from foreign countries or through the Internet at www.voteproxy.com using the control number that appears on the proxy card. If no instructions are indicated, signed and submitted proxies will be voted “FOR” the proposal to adopt the merger agreement. If you abstain from voting, your vote will be counted as a vote “AGAINST” the adoption of the merger agreement and, if less than a quorum is present at the meeting, “AGAINST” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If a stockholder has sent a proxy directly to I-many, he or she may revoke it by:

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delivering to our corporate secretary at our corporate offices at 12th Floor, 399 Thornall Street, Edison, NJ 08837 or by fax to the attention of Robert G. Schwartz at 732-516-2693, on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker to vote your shares, you may revoke your proxy only by following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Solicitation of Proxies

We and Sapphire will split the costs of printing, filing and mailing the proxy statement to our stockholders. In addition to soliciting proxies by mail, we are requesting banks, brokers and other record holders to send proxy materials to the beneficial owners of our common stock requesting authority for the execution of their proxies.

We and Sapphire will reimburse those record holders for their reasonable out-of-pocket expenses in doing so. In addition to solicitation by mail, certain of our directors, officers and employees may, without receiving any additional compensation, solicit proxies by telephone, electronic mail, fax or in person.

Our board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting or at any adjournment or postponement of the special meeting, however, the persons named in the proxies will vote on those matters in accordance with their judgment, subject to the applicable rules of the SEC. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

If the merger agreement is adopted by the stockholders and the other conditions to the merger are satisfied, or waived to the extent permitted, the merger will be completed and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as we, Sapphire and Sapphire Stripe Acquisition Company agree and specify in the certificate of merger. In the event that our stockholders adopt the merger agreement, we hope to complete the merger shortly thereafter.

Background of the Merger

Default Risk under the Company’s Convertible Notes

In the fall of 2008, as a result of deteriorating conditions in the world economy, the Company’s results of operations and the market for the Company’s common stock, the Company no longer complied with the continued listing standards of the NASDAQ Capital Market.

As we have previously explained in filings with the SEC, a de-listing of the Company’s common stock from the NASDAQ Capital Market, among other events, would be an event of default under our $17 million principal amount senior convertible notes, which we issued December 31, 2007, which we refer to in this proxy statement as the “Notes”. In the event of such a default, the holders of the Notes would be entitled to declare the entire principal amount and interest due and payable immediately. However, in connection with the signing of the merger agreement, the holders of the Notes agreed to forbear from taking such action pending the consummation of the merger or the termination of the merger agreement under certain circumstances.

NASDAQ Marketplace Rule 5550(b)(2) (formerly Rule 4310(c)(3)(B)), which we refer to in this proxy statement as the “NASDAQ Rule”, requires, as a condition of continued listing on the NASDAQ Capital Market, that the aggregate value of our listed securities equal or exceed $35 million. When we issued the Notes in 2007, the market value for our common stock was greater than $3.00 per share and we had a market capitalization of approximately $160 million. At that time, we did not believe that a NASDAQ listing default was remotely possible and, in any event, we believed that we could repay the Notes when they became due using cash from operations or the proceeds of a refinancing transaction.

Since October 2008, the aggregate value of our securities listed on the NASDAQ Capital Market has remained below the required $35 million. The Company currently does not have sufficient cash and short-term investments to repay the full principal amount of the Notes. In response to these extraordinary challenges, our board of directors has worked since October 2008 to find a solution that maximizes stockholder value and enables the Company to repay or refinance the Notes.

NASDAQ De-Listing Notice and Appeal

On October 6, 2008, the aggregate value of our securities listed on the NASDAQ Capital Market fell below the required $35 million, based on closing market prices, and remained below that level in subsequent days. While NASDAQ offers alternative quantitative standards for continued listing, the Company did not meet them and does not currently meet them.

On October 21, 2008, we received notice from NASDAQ that for the prior ten consecutive business days, the market value of I-many’s listed securities had been below the minimum $35 million requirement set forth in the NASDAQ Rule, and that we had until November 20, 2008 to regain compliance. On October 21, 2008, we engaged Donahoe Advisory Associates LLC to assist us with an appeal.

On November 24, 2008, we received notice that our common stock would be de-listed from the NASDAQ Capital Market for continued non-compliance with the NASDAQ Rule, subject to our right to a hearing before a NASDAQ Listing Qualifications Panel, which we refer to in this proxy statement as the “Panel”. We requested an appeal hearing before the Panel.

On January 8, 2009, we presented to the Panel our plan for regaining compliance with all applicable requirements for continued listing.

On March 20, 2009, the Panel informed us that our common stock would continue to be listed on the NASDAQ Capital Market through May 26, 2009, subject to certain conditions, but that the common stock would be de-listed after that date if compliance with NASDAQ’s continued listing standards is not regained. The Panel is not authorized to grant an exemption from NASDAQ’s listing standards beyond May 26, 2009 (180 days from the Company’s initial non-compliance). On May 27, 2009, the Panel informed us that our common stock was being de-listed and that it will be suspended from trading effective as of the start of trading on May 29, 2009.

Engagement of a Financial Advisor

At a meeting on October 13, 2008, our board of directors received a report on the Company’s non-compliance with the NASDAQ Rule from management and outside legal counsel. Following a discussion of possible consequences and potential solutions, our board of directors directed management to explore strategic alternatives in three general categories: (i) a negotiated restructuring of the Notes to remove or mitigate the consequences of a NASDAQ de-listing default, (ii) a financing transaction involving equity, debt or a combination thereof that would achieve compliance with the NASDAQ Rule or an alternative continued listing requirement or (iii) an orderly sale of the Company or merger with another company.

At a meeting on October 28, 2008, the audit committee of our board of directors received a report from the Company’s independent accountant, BDO Seidman, LLP, that the possible NASDAQ de-listing default under the Notes could require a “going concern” qualification in BDO Seidman’s 2008 audit report, when such report became due in March 2009. At its meeting later the same day, our board of directors discussed strategic options for the Company to maximize stockholder value. Our board of directors formed a committee consisting of Messrs. Dennedy, Fingerhood and Newkirk, which we refer to in this proxy statement as the “Strategic Options Committee”, with authority to select and retain a financial advisor to the Company. The objectives of the Strategic Options Committee and the financial advisor were to explore and recommend strategic alternatives in the three general categories discussed at our board of director’s October 13, 2008 meeting.

In the following days, the Strategic Options Committee interviewed several candidates for the financial advisor role.

At a meeting on November 7, 2008, our board of directors received the recommendation of the Strategic Options Committee that the Company engage Montgomery & Co., LLC, which we refer to in this proxy statement as “Montgomery”, as the Company’s exclusive financial advisor. Our board of directors authorized this engagement, subject to negotiation of a satisfactory engagement letter. On November 18, 2008, the Strategic Options Committee approved the terms of the Company’s engagement of Montgomery, and we executed an engagement letter with Montgomery. Our full board of directors subsequently ratified this action. In the following weeks, we worked with Montgomery to formulate strategy and prepare marketing materials.

Negotiations with holders of the Notes

Following the January 8, 2009 NASDAQ hearing, Montgomery initiated discussions, and our management then contacted selected holders of Notes, to seek from them a waiver of the NASDAQ listing default clause in the event our appeal to the Panel was not successful. In numerous discussions throughout February, 2009 with holders of the Notes, both in person and by telephone, we consistently encountered firm objections to any modification of Note terms or waivers of a NASDAQ listing default. With the exception of two smaller holders, the holders of our Notes were unwilling to waive the potential default, and none of them would consider such a waiver unless all of them agreed to it. By March, 2009, based on these discussions and the recommendation by Montgomery that a successful negotiation of the Notes was unlikely, we were compelled to conclude that we would not be able to restructure the Notes to remove the risk of full redemption in the event of a NASDAQ listing default. However, in connection with the signing of the merger agreement, the holders of the Notes agreed to forbear from taking such action pending the consummation of the merger or the termination of the merger agreement under certain circumstances.

The Solicitation Process

On December 17, 2008, after preparing offering materials and a strategic marketing plan and after receiving the authorization of our board of directors, Montgomery launched an outbound outreach effort to a qualified but broad group of potential investors. The targeted group included a wide range of companies and institutions, including potential strategic acquisition partners as well as financial sponsors that would be primarily interested in providing debt or equity financing without acquiring full control of the Company. The Company believed at the time that a financial sponsor or group of them might be able to provide debt or equity financing to replace the Notes or otherwise sufficiently improve the Company’s balance sheet to restore compliance with the NASDAQ Rule.

During the solicitation process and based on third party feedback, the Strategic Options Committee concluded that the Company would not find an investor willing to invest in the Company without acquiring full control.

Between December 17, 2008 and April 29, 2009, the date of the merger agreement, Montgomery:

•	contacted and distributed an executive summary to 88 third parties;

•	facilitated the execution of 31 non-disclosure agreements with interested parties (both potential financial investors and potential acquirers);

•	distributed 31 information memorandums about the Company to interested parties;

•	facilitated 12 management presentations and meetings with interested parties;

•

granted seven interested parties access to an electronic “data room” containing information about our technology, business and financial condition, so that these parties could perform due diligence activities;

•	received letters of intent to purchase the Company from three bidders; and

•

facilitated an auction for the Company among the three bidders during which each bidder increased the value of its offer in writing at least once, and Sapphire increased the value of its offer in writing three times. During the auction process, the value of the merger consideration payable to stockholders increased over 30% above Sapphire’s initial offer. As discussed below, on May 29, 2009, Sapphire increased the value of its offer in writing for a fourth time in response to an unsolicited offer from one of the other bidders, to a value over 50% higher than Sapphire’s initial offer.

Since its formation, the Strategic Options Committee has held 33 formal meetings as of June 1, 2009, in most cases with representatives of Montgomery, the Company’s general counsel and management, to review the status of Montgomery’s efforts and to give direction. Our full board of directors has reviewed and discussed reports from Montgomery at eleven meetings as of June 1, 2009, including its meeting on April 28, 2009 to receive Montgomery’s fairness opinion, its meeting on April 29, 2009 to approve the merger agreement and its meeting on May 29, 2009 to consider the proposal from the competing bidder and the higher offer from Sapphire, and to approve the amendment to the merger agreement.

Negotiations with LLR

Prior to the engagement of Montgomery and the outbound marketing efforts in December 2008 that included Montgomery’s outreach to LLR, the Company had no contractual relationship and no material contacts with LLR.

On January 12, 2009, in response to Montgomery’s solicitation of interest, LLR entered into a non-disclosure agreement with the Company and subsequently received written materials about the Company and its financial condition and operations.

On January 30, 2009, members of management met with LLR personnel and their advisors to formally present, among other things, the Company’s business and strategic plan.

On February 9, 2009, LLR received passcodes to the Company’s electronic data room, enabling LLR to review confidential information including Company contracts, financial reports, projections, employee data and other materials relevant to LLR’s due diligence efforts.

On March 2, 2009, LLR delivered to us a preliminary, nonbinding indication of interest, subject to, among other things, due diligence and negotiation of a mutually acceptable merger agreement, regarding a potential acquisition of the Company. LLR proposed an all-cash purchase price of $25.130 million, which after repayment of the Notes would result in approximately $0.33 per share to our stockholders. The closing market price of our common stock had ranged between $0.16 and $0.23 per share during the five trading days prior to the offer.

On March 3, 2009, Montgomery informed LLR and the other parties that had delivered formal indications of interest that the Company had requested a second round of proposals. Montgomery provided a draft merger agreement prepared by Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, and asked that the revised bids include a description of any material modifications to the merger agreement that the bidders would require.

In a series of off-site meetings, office visits, videoconferences and telephone calls between March 1 and April 27, 2009, representatives of LLR met with executives, directors and other employees of the Company to conduct its due diligence. Representatives of LLR and the Company discussed I-many’s financial and operating metrics, financial assumptions, employee relationships, customers and sales pipeline. These sessions included:

•

A meeting at our offices on March 18, 2009, between representatives of LLR and our entire executive management team (Messrs. Rade, Harris, Lindsey, Schwartz, Shytle and Zuckerman and Ms. Walker) to inform LLR about our strategic plans and assist with due diligence;

•	In addition,

•

Mr. Rade, our chief executive officer, met with representatives of LLR on January 30 and March 10, 2009 to assist them with due diligence, and participated in many of the below listed calls; neither Mr. Rade nor any other members of management negotiated terms of the proposed merger with representatives of LLR, other than in discussions between Mr. Schwartz, the Company’s general counsel, and LLR’s outside legal counsel regarding the terms and conditions of the draft merger agreement;

•

Mr. Harris, our chief financial officer, met with representatives of LLR on January 30, March 10, March 16 and April 21, 2009 to assist them with due diligence. In addition, Mr. Harris had telephone conversations with representatives of LLR relating to due diligence on February 9 and March 19, 2009;

•	Mr. Lindsey, the leader of our product development organization, met with representatives of LLR on March 9, April 13 and April 14, 2009 to assist them with due diligence;

•	Mr. Shytle, the leader of our sales organization, met with representatives of LLR on March 16 and April 14, 2009 to assist them with due diligence;

•

Ms. Walker, the leader of our professional services organization, met with representatives of LLR on April 21, 2009 to assist them with due diligence. In addition, Ms. Walker had telephone conversations with representatives of LLR relating to due diligence on February 26 and April 16, 2009; and

•	Mr. Zuckerman, the leader of our marketing organization, met with representatives of LLR on March 24, March 25 and April 13, 2009 to assist them with due diligence;

On March 31, 2009, LLR delivered its first comments to the Company’s proposed form of merger agreement and offered in writing to purchase the Company for $30 million in cash, which the Strategic Options

Committee determined after repayment of the Notes and the payment of other expenses related to the transaction would result in the payment of approximately $0.33 per share to our stockholders. On April 2, 2009, our board of directors engaged Potter Anderson & Corroon LLP as special Delaware counsel.

On April 15, 2009, a strategic bidder not related to LLR (“Bidder A”) offered to purchase the Company for $32 million in cash, which represented an increase from its initial indication of interest, but its deductions from the purchase price were greater than those of LLR and its offer remained subject to contingencies that were more significant than LLR’s. Bidder A also provided comments to the Company’s draft merger agreement. The Strategic Options Committee determined that after repayment of the Notes and other specified deductions, Bidder A’s proposal would result in between $0.28 and $0.32 per share to our stockholders, depending on certain undefined expenses.

On April 20, 2009, a second strategic bidder not related to LLR or Bidder A (“Bidder B”) offered to purchase the Company for $27.5 million in cash, with deductions from the purchase price that were different from those of LLR and Bidder A, and its offer remained subject to a significant financing contingency and other conditions. Bidder B provided comments to the Company’s draft merger agreement and requested that the Company enter into a period of exclusive negotiations. The Strategic Options Committee determined that, after repayment of the Notes and other specified deductions, Bidder B’s proposal would result in approximately $0.27 per share to our stockholders. The Strategic Options Committee determined that it was not in the best interests of our stockholders to enter into exclusive negotiations with Bidder B at this time.

Following the determination of the Strategic Options Committee, representatives of Montgomery informed Bidder B that its bid was not competitive with other bids previously received by the Company and indicated that it would need to increase its offer in advance of the Company’s Board meeting to remain in the bidding process.

On April 23, 2009, during a regular quarterly meeting of our board of directors, the Company received an improved offer from Bidder B which increased its purchase price to $34.5 million in cash. The Strategic Options Committee determined that, after repayment of the Notes and the payment of specified expenses related to the transaction, Bidder B’s proposal would result in approximately $0.39 per share to our stockholders. At this time, Bidder B had not removed its financing contingency or other conditions, and Bidder B stated that it would require as long as an additional week for due diligence activities before it could sign a merger agreement.

After receiving Bidder B’s improved offer on April 23, 2009, Mr. Dennedy and representatives of Montgomery spoke with representatives of LLR, Bidder A and Bidder B, informing each of them that several competitive proposals had been received in recent days and that the Company wished to receive best and final offers from each of them. The bidders were informed that the Company expected to make a decision early in the following week.

During the evening of April 23, 2009, LLR made a telephone call to Montgomery and raised the value of its offer to $33.3 million in cash, with a reduction of some of its required deductions, and requested a 10-day period of exclusive negotiations. LLR formalized this offer in writing on the morning of April 24, 2009. The Strategic Options Committee determined that after repayment of the Notes and other specified deductions, LLR’s proposal would result in the payment of approximately $0.39 per share to our stockholders. LLR also made concessions on terms then being negotiated in the draft merger agreement and offered the favorable terms on the guarantee by LLR III of Sapphire’s obligations under the merger agreement, which we refer to in this proxy statement as the “Guarantee”, that we had requested. LLR stated that its offer would expire at 6:00 p.m. Eastern time on April 24, 2009, unless the Company agreed to enter into exclusive negotiations. At this time, LLR’s due diligence efforts and the negotiations between the parties on the draft merger agreement were substantially complete.

On April 24, 2009, our board of directors met telephonically and reviewed the terms and conditions of each of the proposals currently received from the bidders and the proposed revisions to the draft merger agreements and noted that LLR’s proposal, in addition to being for the most consideration, was subject to the least risk that the transaction would not be consummated. After discussion, our board of directors approved granting LLR a 5-day period to exclusively negotiate a definitive merger agreement, and Montgomery notified LLR of the Company’s decision before LLR’s deadline. The Company signed a five-day exclusivity agreement with LLR on April 25, 2009, which would expire at the close of business on April 29, 2009. Montgomery advised Bidder A and Bidder B that the Company had entered into a period of exclusive negotiations with another party, but declined to identify LLR or to specify the length of the exclusivity period.

During the evening of April 26, 2009, Bidder B delivered an unsolicited, written proposal to purchase the Company for $36.5 million in cash, which the Strategic Options Committee determined would, after repayment of the Notes and other specified deductions, result in the payment of approximately $0.43 per share to our stockholders. However, Bidder B’s proposal remained subject to both a significant financing contingency and continued due diligence (including additional due diligence by its financing source).

As required by the exclusivity agreement in effect between the Company and LLR, on April 28, 2009 we notified LLR, through Montgomery, that we had received Bidder B’s new proposal. We did not identify Bidder B or specify the terms of its offer. We encouraged LLR to improve its offer, both in terms of cash consideration for stockholders and in the resolution of the remaining merger agreement terms still in negotiation.

On April 28, 2009, we received a written proposal from LLR to purchase the Company for $36.0 million in cash, which the Strategic Options Committee determined, after repayment of the Notes and other specified deductions (different from Bidder B’s deductions), would result in approximately $0.43 per share to our stockholders. LLR cautioned, however, that its offer would expire at 2:00 p.m. Eastern time on April 29, 2009, if not accepted by that time. LLR also sent us a draft of the merger agreement. Our board of directors reviewed the offer telephonically and scheduled a meeting on the evening of April 28, 2009 to receive Montgomery’s fairness opinion on LLR’s proposal.

At a telephonic meeting in the evening of April 28, 2009, Montgomery reviewed with our board of directors its financial analysis of the merger consideration and rendered an oral opinion, which was confirmed by delivery of a written opinion on April 29, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders. Our legal counsel reviewed and discussed with the board of directors the draft of the merger agreement that LLR had sent to us earlier in the day. Our board of directors directed Montgomery and legal counsel to resolve the remaining negotiating points regarding the merger agreement and the Guarantee, along the lines discussed at the meeting.

Our board of directors met telephonically at 1:00 p.m. Eastern time on April 29, 2009 to consider the final terms of the merger agreement. Following extensive discussion, our board of directors determined that it would not be advisable to allow LLR’s offer to expire and that the merger agreement with Sapphire (a) was superior to the proposals from Bidder A and Bidder B, (b) allowed the Company, in the future, to respond to alternative acquisition proposals, under certain circumstances and (c) was advisable and in the best interests of I-many and its stockholders. Following the Strategic Option Committee’s recommendation, our board of directors then unanimously resolved to adopt (and declare the advisability of) the merger agreement with Sapphire and to unanimously recommend to our stockholders that they vote their shares in favor of adopting the merger agreement.

The merger agreement and related Guarantee were signed by the parties later in the afternoon of April 29, 2009. We issued a joint press release with Sapphire announcing the merger after the close of markets the same day.

On May 6, 2009, the Company received an unsolicited offer from Bidder A. Our board of directors subsequently determined that the offer met the criteria described in Section 6.1(a) of the merger agreement and accordingly concluded that failure to engage in negotiations about this unsolicited offer with Bidder A would be inconsistent with its fiduciary duties under applicable law. As a result of this determination, the Strategic Options

Committee entered into negotiations with Bidder A with respect to its offer and allowed Bidder A to conduct additional due diligence. On May 29, 2009, the Company received an offer for approximately $0.48 per share from Bidder A, in the form of a signed merger agreement and guarantees from certain investors in Bidder A. Following our receipt of this offer on May 29, 2009, which we shared with LLR pursuant to the terms of the merger agreement, we received a signed amendment to the merger agreement from LLR reflecting the terms of the merger described in this proxy statement (including an increase in the merger consideration to an estimated $0.49 per share and an increase in LLR’s expenses which would be subject to reimbursement on termination of the agreement in certain circumstances from $500,000 to $655,500). The board considered the proposal from Bidder A in light of the amendment to the merger agreement delivered by LLR and determined that the proposal from Bidder A did not constitute a Superior Proposal, and as a result, the Board of Directors authorized the Company to enter into the amendment to the merger agreement with LLR.

Our board of directors approved the amendment, and it was signed by I-many, in the evening of May 29, 2009. We issued a joint press release with Sapphire announcing the amendment before the open of markets on June 1, 2009.

Reasons for the Merger; Recommendation of Our Board of Directors

As described above in the section entitled “The Merger—Background of the Merger,” our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement at a meeting held on April 29, 2009, and approved the amendment to the merger agreement at a meeting held on May 29, 2009. Our board of directors believes that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and that the merger consideration is fair to, and in the best interests of, our stockholders. In reaching this conclusion, our board of directors consulted with our management and legal and financial advisors and considered the amount of the merger consideration. In reaching its determinations, our board of directors considered the following material factors and the potential benefits of the merger (which are not listed in any relative order of importance), each of which it believed supported its decision:

•

No later than May 26, 2009, the Company’s common stock would be de-listed from the NASDAQ Capital Market and the Company would accordingly be in default on the Notes without sufficient cash and short-term investments to repay the full principal amount of the Notes, thereby raising substantial doubt about the Company’s ability to continue as a going concern;

•

Our board of directors reviewed possible alternatives to the merger, including a negotiated restructuring of the Notes and an investment in the Company that did not result in a change of control, and our board of directors determined that these alternatives were not viable;

•

The holders of the Notes, when informed under confidentiality agreements that the Company was engaged in merger negotiations, agreed, with certain limitations, to forbear from demanding repayment of the Notes in the event of a NASDAQ delisting between the signing of the merger agreement and the closing of the merger;

•	The merger consideration was the result of a carefully managed, active competitive bidding process among three serious suitors for the Company, including two strategic buyers;

•

Our board of directors determined that the best offers received from Bidder B would not have the certainty of closing that we required and received from Sapphire, and would be unlikely to result in a higher value than Sapphire’s proposal;

•

The merger consideration represents a premium over the $0.29 closing price per share of our common stock on April 27, 2009, the last full trading day before Montgomery rendered their oral fairness opinion, and represents a 94.8% premium to the market price of our common stock of $0.25 for both one week and four weeks prior to that date. Additionally, it represents an 91% premium to the average market price of our common stock of $0.26 for the 90 days prior to that date and a 99.9% premium to the average market price of our common stock of $0.24 for the 180 days prior to that date;

•

Our board of directors considered that the merger consideration offered to our stockholders of $47,300,000 in cash (before deductions) was in excess of the net book value of the Company as of March 31, 2009, which was approximately $(7,542,000) (parentheses to denote a negative number);

•

Our board of directors considered that the merger agreement permits us to furnish information to and conduct negotiations with a third party that makes an unsolicited proposal to acquire I-many if, generally, the board of directors determines in good faith that such proposal may be more favorable to I-many’s stockholders than the merger and that the taking of such actions is consistent with its fiduciary duties under applicable law;

•

Our board of directors considered that, aside from receipt of approval from the holders of our common stock, the merger agreement did not include any other conditions that our board of directors believed could reasonably be expected to prevent completion of the merger;

•

Our board of directors considered the written opinion, dated April 29, 2009, of Montgomery that, from a financial point of view and as of the date of the opinion, the merger consideration expected to be received by holders of I-many common stock was fair, as more fully described below under “The Merger-Opinion of Our Financial Advisor,” and that the amendment to the merger agreement subsequently signed represents a premium above the price considered for purposes of the fairness opinion;

•	The merger consideration will consist entirely of cash, which will provide liquidity and certainty of value to our stockholders;

•	Sapphire’s offer is not qualified by any financing contingency;

•

Our board of directors considered that appraisal rights will be available to the holders of our common stock under Delaware law, which allow our stockholders, who so choose, to have a method for an independent, judicial determination of the value of their stock; and

•

Our board of directors considered that the merger is not subject to a financing condition, and that the Guarantee of LLR Equity Partners III, L.P. ensures Sapphire will have a sufficient amount of cash to consummate the merger.

Our board of directors also considered risks or potentially countervailing factors in its deliberations concerning the merger, including but not limited to the following:

•	Our board of directors considered that under the terms of the merger agreement, we are no longer able to solicit other acquisition proposals;

•

Our board of directors considered that we would be required to pay Sapphire a termination fee of $1,350,000, and reimburse Sapphire for expenses up to $665,000, under certain circumstances. This might discourage competing acquisition proposals;

•

Our board of directors considered that in order to proceed with the merger, Delaware law requires that the holders of a majority of the outstanding shares of common stock must be voted in favor of the merger;

•	Following the merger, our stockholders will cease to participate in any future earnings growth or benefit from any future increase in our value;

•

The merger agreement requires us to conduct our business prior to the consummation of the merger only in the ordinary course, subject to specific limitations or LLR’s consent, which could delay or prevent us from undertaking business opportunities that may arise pending the consummation of the merger;

•	Our business could be disrupted due to the announcement of the merger and the resulting distraction of the attention of our management and employees;

•

Our board of directors considered that, while we expect to complete the merger, no assurance can be given that all conditions to the parties’ obligations to complete the merger will be satisfied since some of the conditions are not within our control; and

•

Our board of directors considered the possibility of disruption to the operations of I-many following the announcement of the merger and the resulting effect on I-many if the merger is not consummated.

Our board of directors concluded, however, that the risks and countervailing factors associated with the merger were outweighed by the potential benefits of the merger. Further, our board of directors was fully aware of, and considered the possible conflicts of interests of our directors, executive officers and certain employees. See the section entitled “The Merger—Our Directors, Executive Officers and Certain Employees Have Interests in the Merger That Differ from Your Interests” for a description of these possible conflicts of interest. In this regard, our Strategic Options Committee consists entirely of “independent” directors and our board of directors includes six “independent” directors, as that term is used in the applicable NASDAQ listing standards and standards of the SEC.

The above discussion of the material factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by it. In view of the wide variety of factors considered in connection with their respective evaluation of the merger and the complexity of these matters, our board of directors found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered or determine that any factor was of particular importance in reaching their determination. Rather, our board of directors viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the merger on our stockholders compared to any alternative transaction or remaining an independent public company. In addition, individual members of our board of directors may have given different weight to different factors. The board of directors believes that the proposed merger is advisable and in the best interests of I-many and its stockholders. The board of directors of I-many unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Opinion of Our Financial Advisor

Montgomery & Co., LLC has acted as financial advisor to I-many in connection with the merger. Montgomery is a leading investment bank for growth companies in the technology, healthcare and media sectors. I-many’s board of directors retained Montgomery based upon its qualifications, expertise and reputation and its knowledge of the business and affairs of I-many and the application software and content management industries. On April 28, 2009, Montgomery rendered to I-many’s board of directors its oral opinion, and subsequently confirmed in writing, that, as of that date, and based upon the assumptions made, procedures followed, matters considered and limits on review, in each case set forth in Montgomery’s written opinion, the merger consideration per share expected to be received (after factoring in any deductions provided for in the merger agreement), which management advised Montgomery it believed would equal not less than $0.43 per share, which we refer to in this section of the proxy statement as the “Per Share Consideration”, is fair to the holders of I-many common stockholders from a financial point of view. Because the merger consideration is estimated to be higher than $0.43 per share pursuant to the amendment to the merger agreement signed by the parties on May 29, 2009, management elected not to seek a revised fairness opinion from Montgomery at the time we entered into the amendment.

The full text of the written opinion of Montgomery, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Montgomery in delivering its opinion, is attached as Appendix B to this proxy statement. Stockholders should read this opinion carefully and in its entirety. The following description of the opinion of Montgomery is only a summary of the written opinion and as such the following description is qualified by reference to the full text of the written opinion and is not a substitute for the written opinion.

The opinion of Montgomery was directed to the board of directors of I-many in their consideration of the merger, and the board of directors of I-many was permitted to rely on the opinion. The opinion does not constitute a recommendation to the stockholders of I-many as to how they should vote, or take any other action, with respect to the merger. The opinion addresses only the fairness as of the date of the opinion, from a financial point of view, of the Per Share Consideration to the holders of I-many common stock. It does not address the relative merits of the merger and the other business strategies that I-many’s board of directors has considered or may be considering, I-many’s decision to proceed with the merger or any other aspect of the merger. Montgomery also has not expressed any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the merger or (ii) any tax or other consequences that might result from the merger.

In connection with its opinion, Montgomery, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of I-many;

•

reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information concerning I-many, prepared by the management of I-many;

•	reviewed with I-many certain publicly available estimates of research analysts relating to I-many;

•	held discussions with the management of I-many concerning the business, past and current operations, financial condition and future prospects of I-many;

•	reviewed the draft merger agreement and the financial terms and conditions set forth therein;

•	reviewed the stock price and trading history of I-many’s common stock;

•	compared the financial terms of the merger with stock price multiples (and implied enterprise values) of certain other publicly traded companies with businesses comparable to I-many’s businesses;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that Montgomery deemed relevant;

•	participated in discussions and negotiations among representatives of I-many and LLR and their respective legal advisors; and

•	made such other studies and inquiries, and took into account such other matters as Montgomery deemed relevant, including Montgomery’s assessment of general economic, market and monetary conditions.

In Montgomery’s review and analysis, and in arriving at its opinion, Montgomery assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with Montgomery by I-many’s management) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Montgomery relied upon the assurances of I-many’s management that management was not aware of any facts that would make such information inaccurate or misleading. Furthermore, Montgomery did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluation or appraisal. Montgomery also made the following assumptions:

•

that with respect to the financial forecasts and projections (and the assumptions and bases therefor) for I-many that Montgomery reviewed, such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of management of I-many as to the future financial condition and performance of I-many, and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated;

•	that the merger will be consummated upon the terms set forth in the draft agreement reviewed by Montgomery without material alteration thereof;

•	that I-many advised Montgomery that, for purposes of Montgomery’s opinion the per share consideration would equal not less than $0.43 per share of I-many common stock;

•	that the historical financial statements of I-many reviewed by Montgomery were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied; and

•	that the Per Share Consideration will not be reduced as a result of any indemnification, escrow, purchase price adjustment or other provision of the merger agreement.

The opinion of Montgomery was based on market, economic and other conditions as in effect on, and information made available to Montgomery as of, the date of the opinion. Accordingly, it should be understood that subsequent developments may affect the conclusion expressed in Montgomery’s opinion and Montgomery disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to its attention after the date of the opinion.

The following represents a brief summary of the material financial analyses performed by Montgomery in connection with providing its opinion to the board of directors of I-many. Some of the summaries of financial analyses performed by Montgomery include information presented in tabular format. In order to fully understand the financial analyses performed by Montgomery, stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete summary of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Montgomery. No limitations were imposed by the Company’s board of directors with respect to the investigations made or procedures followed by Montgomery in rendering its opinion.

Certain Analyses with respect to Common Stock

No transaction used in the premiums paid or selected transactions analysis below is identical to the merger, and no company used in the comparable company analysis below is identical to I-many. Accordingly, an analysis of the results of these analyses is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which I-many and the merger are being compared.

Premiums Paid Analysis.    Montgomery reviewed the consideration paid in 17 merger and acquisition transactions within the high-tech industry involving a public target company, valued at under $100.0 million, based in the United States, and announced since January 1, 2008. Montgomery calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e. the amount by which the price that the acquiror paid for the target shares exceeded the market price of such shares) one day, one week, and four weeks prior to the announcement of the applicable acquisition, and calculated the per share value implied by such premiums. After determining the premium values, Montgomery arrived at a range of fully diluted per share values for I-many common stock by using the Treasury Stock Method. The following table summarizes the results of this analysis:

Premium Over Target Stock Price as of the Following Periods Prior to Announcement
	One Day	One Week	One Month

Implied Premium Range	28.7% – 58.7%	23.9% – 55.6%	16.8% – 53.8%

Implied I-many Common Stock Per Share Value (as of 4/27/09)	$0.37 – $0.46	$0.31 – $0.39	$0.29 – $0.38

Each of the implied I-many values set forth above was based on a range of values of the first quartile to the fourth quartile. References to ranges of the first quartile to the fourth quartile mean that the low end of the range is set at the 25th percentile, and the high end at the 75th percentile, of the data points under consideration.

Selected Transactions Analysis.    Based on public and other available information about comparable companies, Montgomery assumed the given enterprise value of I-many and performed a selected transactions analysis of nine relevant transactions. In such analysis, Montgomery calculated a range of revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) multiples for selected periods for comparable companies based upon precedent transactions for those companies. The enterprise value of I-many was used to calculate a multiple of revenue for the last twelve months (LTM) and the next twelve months (NTM), and a multiple of NTM EBITDA based on the nine selected acquisitions. Enterprise value was arrived at by taking the equity value, adding debt (including preferred stock and capital leases) and subtracting cash and cash equivalents. After calculating the enterprise value of I-many, Montgomery used the Treasury Stock Method to arrive at a fully diluted share price allocable to the I-many common stock.

Projected 2009 and 2010 information for I-many was based on projections by I-many management. Estimates for the selected transactions were based on Montgomery’s research and other publicly available investment banking research.

The acquisitions reviewed in this analysis were the following:

Acquirer	Target
Accel – KKR	SumTotal
Thoma Bravo	Entrust, Inc.
Tripos, L.P.	Pharsight Corporation
Vector Capital	Aladdin Knowledge Systems
Blackbaud	Kintera
Battery Ventures	Quovadx Inc. (Rogue Wave & ISD)
Premier Inc.	Quovadx Inc. (CareScience)
ComVest Investment Partners	Catalyst International
Dendrite International	Synavant, Inc.

The following table sets forth the range of multiples for I-many indicated by this analysis:

Announced Enterprise Value/Revenue or EBITDA
	LTM	NTM
Revenue	0.6x – 1.4x	0.7x – 0.9x
Implied I-many Common Stock Value Per Share	$0.27 – $0.76	$0.27 – $0.37
EBITDA	N / A	6.2 – 7.4x
Implied I-many Common Stock Value Per Share	N / A	$0.24 – $0.32

Each of the implied I-many values set forth above was based on a range of multiples of the first quartile to the fourth quartile of the comparable transactions.

Comparable Company Analysis.    Based on public and other available information about comparable companies, Montgomery multiplied the estimated revenues and EBITDA of I-many for 2009 and 2010 by a range of revenue and EBITDA multiples for 2009 and 2010 derived from companies with comparable businesses. The ranges of revenue and EBITDA multiples for the comparable companies were derived by dividing the enterprise value of each comparable company (based on closing stock prices on April 27, 2009) by the estimated 2009 and 2010 revenue and EBITDA values respectively for each comparable company. After calculating the implied multiple based on the enterprise value of I-many Montgomery arrived at a range of fully diluted per share values for I-many common stock by using the Treasury Stock Method.

Projected 2009 and 2010 information for I-many was based on projections by I-many management. Projections for the selected comparable companies were based on Montgomery’s research and other publicly available investment banking research. Montgomery believes that the companies listed below in the traditional application software and content management industries have operations similar to that of I-many, but noted that none of these companies has the same management, composition, size or combination of businesses as I-many:

Traditional Application Software	Content Management
Deltek, Inc. Epicor Software Corporation I2 Technologies JDA Software Group Lawson Software Inc. Quest Software Inc. Retalix Ltd.	Ariba Inc. Open Text Corp. Selectica Inc. Vignette Corporation

The following table sets forth the range of revenue multiples for I-many indicated by this analysis:

	Enterprise Value/ Revenue	Enterprise Value/ Revenue
Traditional Application Software	1.0x – 1.2x	.09x – 1.2x
Implied I-many Common Stock Value Per Share	$0.40 – $0.55	$0.42 – $0.57
Content Management	0.2x – 2.1x	0.2x – 1.9x
Implied I-many Common Stock Value Per Share	$0.00 – $1.08	$0.00 – $1.06

The following table sets forth the range of EBITDA multiples for I-many indicated by this analysis:

	Enterprise Value/ EBITDA 2009E	Enterprise Value/ EBITDA 2010E
Traditional Application Software	5.5x – 7.6x	5.0x – 7.1x
Implied I-many Common Stock Value Per Share	$0.18 – $0.31	$0.19 – $0.34
Content Management	9.0x – 9.6x	7.7x
Implied I-many Common Stock Value Per Share	$0.40 – $0.44	$0.38

Each of the implied I-many values set forth above was based on a range of multiples of the first quartile to the fourth quartile of the comparable companies.

General

The foregoing description is only a summary of certain of the analyses and examinations that Montgomery used to render its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of I-many. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Montgomery with respect to the actual value of I-many.

In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of I-many. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Montgomery with respect to the fairness, from a financial point of view as of the date of Montgomery’s opinion, of the Per Share Consideration to be received by stockholders of I-many pursuant to the merger, and were provided to the board of directors of I-many in connection with the delivery of the Montgomery opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, the opinion of Montgomery was among many factors that the board of directors of I-many took into consideration in making its determination to approve, and to recommend that the stockholders approve and adopt the merger agreement and approve the merger.

In connection with Montgomery’s engagement by I-many, except for the inquiries made to certain potential acquirers and investors approved by I-many as discussed in “The Merger—Background of the Merger” above, Montgomery was not authorized to solicit, and did not solicit, third parties regarding alternatives to the merger.

Under its engagement letter dated November 18, 2008, I-many agreed to pay Montgomery a customary fee for its services. I-many agreed to pay Montgomery (i) a fee of $300,000 upon the rendering of a fairness opinion and (ii) an additional fee of approximately $1,433,760 upon consummation of the transaction. The board of directors of I-many was aware of this fee structure and took it into account in considering the Montgomery opinion and in approving the merger. Further, I-many agreed to reimburse Montgomery for its reasonable out-of-pocket expenses and to indemnify Montgomery against specific liabilities that may arise out of Montgomery’s engagement.

Financial Projections

We do not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition (see the discussion regarding forward-looking statements based on estimates and assumptions under the section of this proxy statement entitled “Special Note Regarding Forward-Looking Statements”). However, we have set forth below a summary of the financial projections as of May 2009 prepared by our senior management.

During the course of the due diligence process, management shared two different sets of financial projections for the Company with potential merger partners. The first projection was based on a continued weak economic environment, realization of only those license opportunities to which we had the highest degree of visibility and no transaction that provided relief from the risk of default that was probable with our Nasdaq listing requirement issue. The second financial projection assumed the same continued weak economic conditions, but improved financial viability that resulted from the execution of a transaction that solved the Company’s Nasdaq listing requirement issues and thereby allowed the Company to realize moderate license sales achievement. The first set of financial projections represented the Company’s budget and operating plan for 2009 and was our expected performance as a stand alone company. This plan is the best estimate of our performance if we were able to continue as a going concern without being able to remedy the Nasdaq delisting issues. The first projection was delivered to our board of directors and approved as the operating plan for 2009 in December 2008.

The financial projections shown below start with the 2009 operating plan as presented to our board of directors and to potential merger partners, and as provided to Montgomery for use in their analyses, and modify it for the actual performance achieved in the first quarter of 2009. During the first quarter of 2009, the Company was able to generate higher than expected bookings and recognized license revenue due primarily to one large license transaction that resulted from the conversion of a term license to a perpetual license. We view this as a significant but not repeatable opportunity. The result is that the projections show a higher revenue, operating income and net income than originally expected in the 2009 plan due to the better than expected results for the first quarter of 2009.

While management believes that this is the best estimate for the financial performance of the Company on a standalone basis with continued viability issues due to the risk of default on the Notes due to the delisting issue with Nasdaq, there is also a recognition that if the Nasdaq issue or default on the Notes is not corrected or remedied with some type of transaction, the Company would not have been able to continue as a going concern.

This information was also not prepared with a view to complying with the published guidelines of the SEC regarding forecasts, and our management did not prepare the information in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projections do not purport to present operations in accordance with GAAP. Neither our independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. The financial projections, as modified for the actual performance achieved in the first quarter of 2009, included the following estimates of our future financial performance:

	Projected for the years ending December 31,
	2009	2010
Total Revenues	$34,100,000	$35,500,000
Income from Operations	$1,200,000	$1,400,000
Net Income	$100,000	$400,000

The projections in the table above assumed, among other things, that we are able to operate as a going concern through December 31, 2010 by negotiating an agreement for forbearance on the Notes through that date. There is no assurance that we would have been able to do so. Although the above-described projected financial information was prepared in good faith by our management, no assurance can be made regarding future events and, accordingly, such information cannot be considered necessarily predictive of actual future operating results and should not be relied on as such. In the view of our management, the information in this table was prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and reflected, to the best knowledge and belief of our management, our expected course of action and our expected future financial performance. However, these projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic, regulatory, and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. In addition, as discussed above, this information is subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. In light of those facts, this information is neither fact nor any guarantee of future performance and should not be relied upon as being necessarily indicative of actual future results, and you are cautioned not to place undue reliance on this information.

We have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information described above to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information to reflect changes in general economic or industry conditions or the existence or occurrence of any circumstances or events subsequent to the preparation of such projected financial information. These projections are by their nature forward-looking information, and you should read the section of this proxy statement entitled “Special Note Regarding Forward-Looking Statements” for additional information regarding the risks of unduly relying on such information.

Our Directors, Executive Officers and Employees Have Interests in the Merger That Differ from Your Interests

When considering the recommendation of our board of directors and in considering how to vote on the adoption of the merger agreement, you should be aware that our directors, executive officers and certain of our employees have interests in the merger which are in addition to, and different from, your interests as stockholders of I-many, and that create potential or actual conflicts of interest. Together, our directors and executive officers control approximately 10.8% of our common stock outstanding as of the record date (excluding options held by such officers and directors). Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that our stockholders vote to adopt the merger agreement. These interests are described below.

One of Our Directors is a Partner of an Investment Fund Which Holds Our Notes and Which Will be Paid in Full From the Proceeds of the Merger

Mark Mitchell, one of our directors, is a partner of Ramius LLC, a private investment management firm. Ramius holds our Notes in the principal amount of $5,873,000, or 34.5% of the aggregate principal amount of our Notes. The principal and accrued interest due under the notes will be paid in full upon the closing of the merger.

Certain Executive Officers and Employees May be Employed by Sapphire Following the Merger

Following the merger, any or all of our employees may continue to be employed by the surviving corporation. However, no employment terms were negotiated in advance of the signing of the merger agreement; and the merger is not conditioned on any such arrangements. Sapphire has not indicated an intention to modify the current terms of employment of our employees, other than proposing that continuing employees will be entitled to receive equity incentive awards in the surviving corporation following the merger.

D&O Liability Insurance and Indemnification

Under the merger agreement, Sapphire has agreed that for a period of six years after the completion of the merger the surviving corporation will maintain our current directors’ and officers’ liability insurance policies, or similar substitute policies (including a “tail” policy); provided that the annual premiums for such insurance would not be in excess of 250% of the current annual premiums paid by I-many for such insurance. In addition, for six years, Sapphire and the surviving corporation will indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law (which we refer to in this proxy statement as the “DGCL”), and Sapphire will cause the surviving corporation to maintain indemnification provisions in the surviving corporation’s organizational documents which are not less favorable than in I-many’s current organizational documents. See “The Merger Agreement—Further Actions and Agreements.”

Merger Consideration

Our executive officers and directors will receive the same merger consideration per share as other stockholders for each share of our common stock that they hold, with the exact amount to be determined according to the formula set forth in the merger agreement. See “Security Ownership of Certain Beneficial Owners and Managers” for a summary of the shares of our common stock held by our directors and executive officers.

Current Employment and Severance Arrangements

Other than as noted below, each of John A. Rade, Kevin M. Harris, Lawrence Lindsey, Robert G. Schwartz, Jr., A. Todd Shytle, Melissa Walker and Michael T. Zuckerman has entered into an agreement with us which provides severance benefits equal to (a) six months of his or her base salary and certain medical benefits if his or her employment is terminated by us or if he or she resigns after the conditions of his or her employment are materially reduced, other than for cause and (b) a lump sum payment equal to six months of his or her base salary if a change in control of I-many, including the merger, occurs during his or her employment. These lump sum payments are quantified below under “Cash Bonuses.” The medical benefits provided during the severance period (extended to 12 months if employment is terminated within a year after a change of control of the Company, including the merger) are limited to cash reimbursement of the excess cost for the executive to purchase health insurance from us under the Consolidated Omnibus Budget Reconciliation Act of 1985, referred to as COBRA, above the cost the executive would have paid for such insurance as an employee. The salary and medical benefits for employment termination would be paid over time in our normal payroll cycle. In addition, other than as described below for Mr. Rade, upon a change in control of I-many during the executive’s employment, 100% of the executive’s then unvested stock options and, if applicable, restricted stock will vest. The salary and medical benefits, which are subject in each case to the executive’s signing a release of all legal claims against us, are collectively referred to as the “core severance benefits.” The lump sum payment and vesting acceleration upon a change of control are collectively referred to as the “change of control benefits.”

John A. Rade.    Pursuant to an employment agreement entered into with Mr. Rade in January 2007 and amended in March 2009, Mr. Rade is entitled to written notification 90 days in advance of any termination of his employment by us, other than for cause, in addition to the core severance benefits and change of control benefits under the conditions described above, except that the vesting of Mr. Rade’s stock option awards with vesting conditions tied to market stock prices would not automatically accelerate upon the closing of the merger. Provided that Mr. Rade remains on our board of directors or serves as a consultant to the Company after termination of his services as Chief Executive Officer, his stock options would remain exercisable and his stock options (1) granted before February 15, 2006 for his services as a non-employee Director (87,500 shares), (2) granted on February 17, 2006 (250,000 shares) and (3) granted on September 1, 2006, January 2, 2007 and January 15, 2007 with vesting terms tied to company performance (600,000 shares) would continue to vest. Vesting of the remaining option options granted on September 1, 2006 (600,000 shares) would discontinue when Mr. Rade’s service as Chief Executive Officer ends.

Kevin M. Harris.    In March 2009, we entered into a severance agreement with Mr. Harris, which superseded his prior employment agreement. Under this agreement, Mr. Harris is entitled to the core severance benefits and the change of control benefits described above, except that he would be entitled to a total of 12 months of his base salary and certain medical benefits if his employment is terminated by us or if he resigns after the conditions of his employment are materially reduced, other than for cause, and a total of 9 months of his base salary and 12 months of certain medical benefits if this occurs following a change of control of the Company.

Lawrence Lindsey.    In June 2008, we entered into a severance agreement with Mr. Lindsey. Under this agreement, which was amended in March 2009, he is entitled to the core severance benefits and change of control benefits under the conditions described above.

Robert G. Schwartz, Jr.    In February 2007, we entered into a severance agreement with Mr. Schwartz. Under this agreement, which was amended in March 2009, he is entitled to the core severance benefits and change of control benefits under the conditions described above.

A. Todd Shytle.    In December 2006, we entered into a severance agreement with Mr. Shytle. Under this agreement, which was amended in March 2009, he is entitled to the core severance benefits and change of control benefits under the conditions described above.

Melissa Walker.    In July 2008, we entered into a severance agreement with Ms. Walker. Under this agreement, which was amended in March 2009, she is entitled to the core severance benefits and change of control benefits under the conditions described above.

Michael T. Zuckerman.    In March 2007, we entered into a severance agreement with Mr. Zuckerman. Under this agreement, which was amended in March 2009, he is entitled to the core severance benefits and change of control benefits under the conditions described above.

Cash Bonuses

Pursuant to the severance and employment agreements described above or a separate arrangement, upon the consummation of the merger, the following executive officers and key employees the Company will become entitled to a lump-sum change of control bonus equal to the amounts shown, less deductions for applicable taxes:

•	John A. Rade—$150,000

•	Roger Guerin—$20,000

•	Kevin M. Harris—$100,000

•	Lawrence Lindsey—$110,000

•	Robert G. Schwartz, Jr.—$87,500

•	A. Todd Shytle—$95,000

•	Melissa Walker—$90,000

•	Michael T. Zuckerman—$100,000

Restricted Stock Vesting

Immediately prior to the effective time of the merger, the shares of restricted common stock held by our employees will become fully vested and represent the right to receive the per-share merger consideration. As of the date of this proxy statement, the total number of shares of restricted common stock held by our non-employee directors, executive officers and key employees is as follows:

•	Reynolds C. Bish—15,384 shares

•	James H. Dennedy—15,384 shares

•	Steven L. Fingerhood—15,384 shares

•	Murray B. Low—15,384 shares

•	Mark R. Mitchell—15,384 shares

•	Karl E. Newkirk—15,384 shares

•	Roger Guerin—7,500 shares

•	Kevin M. Harris—30,000 shares

•	Lawrence Lindsey—55,000 shares

•	Robert G. Schwartz, Jr.—17,500 shares

•	A. Todd Shytle—8,500 shares

•	Melissa Walker—25,500 shares

•	Michael Zuckerman—40,000 shares

Options

Some of our directors, executive officers and employees have options to purchase our common stock. All such options will become fully vested immediately prior to the effective time of the merger. The holder of each option with a per share exercise price of less than the amount received in the merger for each share of our common stock (whether or not vested) will be entitled to receive the difference between such amount and the per share exercise price of each option, less any applicable withholding taxes. All other options will be cancelled in the merger. As of the record date, options to purchase 6,930,996 shares were outstanding.

The following table summarizes the number of shares subject to vested options, the number of shares subject to unvested options and the total number of shares subject to options held by each non-employee director, executive officer and key employee, as of the date of this proxy statement:

Name of Officer or Non-Employee Director	Common Shares Subject to Vested Options(1)	Common Shares Subject to Unvested Options(2)	Common Shares Subject to All Options
Reynolds C. Bish (3)	112,501	24,999	137,500
James H. Dennedy (4)	29,168	58,332	87,500
Steven L. Fingerhood (5)	137,501	24,999	162,500
Murray B. Low (6)	237,501	24,999	262,500
Mark R Mitchell (5)	137,501	24,999	162,500
Karl E. Newkirk (7)	212,501	24,999	237,500
John A. Rade (8)	987,500	550,000	1,537,500
Roger Guerin (9)	134,194	5,625	139,819
Kevin M. Harris (10)	302,844	57,187	360,031
Lawrence Lindsey (11)	225,000	150,000	375,000
Robert G. Schwartz, Jr. (12)	239,143	52,187	291,330
A. Todd Shytle (13)	284,180	106,250	390,430
Melissa Walker (14)	72,825	108,125	180,950
Michael Zuckerman (15)	190,625	184,375	375,000

(1)	Includes options exercisable within the 60-day period after June 1, 2009.
(2)	These options will become vested immediately before the closing of the merger.
(3)	Includes 62,500 shares with an exercise price of $1.53, 25,000 shares with an exercise price of $2.02, 25,000 shares with an exercise price of $2.12 and 25,000 shares with an exercise price of $1.01.
(4)	Includes 62,500 shares with an exercise price of $2.72 and 25,000 shares with an exercise price of $1.01.
(5)	Includes 62,500 shares with an exercise price of $1.70, 25,000 shares with an exercise price of $1.48, 25,000 shares with an exercise price of $2.02, 25,000 shares with an exercise price of $2.12 and 25,000 shares with an exercise price of $1.01.
(6)	Includes 62,500 shares with an exercise price of $15.25, 25,000 shares with an exercise price of $1.48, 25,000 shares with an exercise price of $1.37, 25,000 shares with an exercise price of $2.12, 25,000 shares with an exercise price of $1.29, 25,000 shares with an exercise price of $4.29, 25,000 shares with an exercise price of $1.96, 25,000 shares with an exercise price of $2.02, and 25,000 shares with an exercise price of $1.01.
(7)	Includes 62,500 shares with an exercise price of $7.38, 25,000 shares with an exercise price of $1.48, 25,000 shares with an exercise price of $1.37, 25,000 shares with an exercise price of $2.12, 25,000 shares with an exercise price of $1.29, 25,000 shares with an exercise price of $4.29, 25,000 shares with an exercise price of $2.02, and 25,000 shares with an exercise price of $1.01.
(8)	Includes 62,500 shares with an exercise price of $1.70, 791,000 shares with an exercise price of $1.91, 250,000 shares with an exercise price of $1.55, 25,000 shares with an exercise price of $1.48, 300,000 shares with an exercise price of $1.74 and 109,000 shares with an exercise price of $1.65.
(9)	Includes 48,910 shares with an exercise price of $0.22, 15,000 shares with an exercise price of $2.00, 3,000 shares with an exercise price of $1.10, 25,000 shares with an exercise price of $1.65, 18,188 shares with an exercise price of $1.96, 3,000 shares with an exercise price of $2.94, 25,000 shares with an exercise price of $11.75 and 1,721 shares with an exercise price of $14.00.
(10)	Includes 200,031 shares with an exercise price of $0.22, 60,000 shares with an exercise price of $2.00, 50,000 shares with an exercise price of $2.84, and 50,000 shares with an exercise price of $1.37.
(11)	Includes 350,000 shares with an exercise price of $1.96 and 25,000 shares with an exercise price of $2.84.
(12)	Includes 92,621 shares with an exercise price of $0.22, 36,709 shares with an exercise price of $0.27, 40,000 shares with an exercise price of $2.00, 50,000 shares with an exercise price of $2.84, 20,000 shares with an exercise price of $1.96, 12,000 shares with an exercise price of $1.10 and 40,000 shares with an exercise price of $2.50.

(13)	Includes 29,430 shares with an exercise price of $0.27, 40,000 shares with an exercise price of $14.00, 12,000 shares with an exercise price of $8.89, 10,000 shares with an exercise price of $1.55, 100,000 shares with an exercise price of $2.84, 50,000 shares with an exercise price of $1.65, 30,000 shares with an exercise price of $0.99, 45,000 shares with an exercise price of $1.49, 28,500 shares with an exercise price of $1.96, 25,000 shares with an exercise price of $2.00, 500 shares with an exercise price of $1.70 and 20,000 shares with an exercise price of $1.10.
(14)	Includes 100,000 shares with an exercise price of $0.70, 850 shares with an exercise price of $1.10, 25,000 shares with an exercise price of $1.64, 25,000 shares with an exercise price of $1.65, 600 shares with an exercise price of $1.96, 25,000 shares with an exercise price of $2.00, 3,000 shares with an exercise price 2.94 and 1,500 shares with an exercise price of $15.25.
(15)	Includes 350,000 shares with an exercise price of $1.85 and 25,000 shares with an exercise price of $2.84.

Warrants

Steven L. Fingerhood, a director of the Company, is a manager of ZF Ventures LLC, which beneficially holds a warrant representing the right to purchase an aggregate of 378,788 shares of our common stock at a price per share of $2.11. As required by its terms, at the effective time of the merger, this warrant will represent the right to receive the Black-Scholes value of the remaining unexercised portion. The Company estimates that the Black-Scholes value of the warrant is zero.

Option Grants to Executive Officers and Employees

Following the merger, from time to time, Sapphire may elect to grant to our employees options to purchase stock of the surviving corporation. However, no such grants were negotiated in advance of the signing of the merger agreement.

Continuation of Benefits

Sapphire has agreed to continue to provide our employees with full credit for prior service for purposes of making determinations under any benefit plans. See “The Merger Agreement—Further Actions and Agreements.”

Governmental and Regulatory Approval

In order to consummate the merger, after all of the conditions to the merger have been satisfied and/or waived, a certificate of merger will be filed with the Secretary of State of the State of Delaware. We are not aware of any other federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the anticipated material U.S. federal income tax consequences to a holder of our common stock whose shares are converted into the right to receive cash in the merger. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations and judicial and administrative rulings and decisions all as in effect as of the date hereof. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. The summary does not purport to deal with all aspects of U.S. federal income taxation of the merger that may affect particular holders of our common stock in light of their individual circumstances, nor with certain types of holders subject to special treatment under the federal income tax laws, such as holders who acquired their common stock as compensation, are dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations, brokers, mutual funds or holders who hold their shares of common stock as part of an integrated investment (including a “straddle,” “constructive” sale or “conversion” transaction). In addition, the summary assumes that any of our common stock exchanged in the merger is held as a capital asset.

As used herein, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of that trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a holder of our common stock is a partnership or other entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors as to the consequences of the merger to them.

A non-U.S. holder is a holder of common stock that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of our common stock should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under any other U.S. federal tax laws (including U.S. federal estate, gift and alternative minimum tax laws) and under the laws of any state, local, foreign or other taxing jurisdiction.

Tax Treatment of U.S. Holders of our Common Stock

In general, a U.S. holder whose shares of stock are converted into the right to receive cash in the merger will recognize capital gain or loss equal to the difference between (i) the amount of cash received with respect to such shares and (ii) the U.S. holder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if the holder held the shares for more than one year at the time of the merger. A holder’s gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are exchanged in the merger.

Tax Treatment of non-U.S. Holders of our Common Stock

A non-U.S. holder of our common stock will not be subject to U.S. federal income tax on gain realized on the receipt of cash in exchange for shares in the merger unless (i) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the gain will be subject to tax at a rate of 30% (or lower treaty rate); (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if certain U.S. income tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to tax on the gain in the same manner as if the non-U.S. holder were a U.S. holder and, if the non-U.S. holder is a corporation, may be subject to the branch profits tax equal to 30% (or lower treaty rate) of its effectively connected earnings and profits for that taxable year and (iii) I-many is, or has been, a United States real property holding corporation, which we refer to in this proxy statement as a USRPHC, during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of the merger, provided, that as long as our common stock is regularly traded on an established securities market, generally only non-U.S. holders who have held more than 5% of I-many common stock at any time during such five-year or shorter period will be subject to taxation under this rule. We believe that we are not now and have not been within the previous five years, a USRPHC.

Backup Withholding

In order to avoid “backup withholding” of federal income tax on payments of cash in exchange for your shares of our common stock pursuant to the merger, you must, unless an exception applies under the applicable law and regulations, provide your correct taxpayer identification number, which we refer to in this proxy statement as a TIN, on a Form W-9 (or, in the case of a stockholder that is a nonresident alien individual or foreign entity, on an appropriate IRS Form W-8), certify under penalties of perjury that such number is correct and otherwise comply with the backup withholding rules. A Form W-9 (or a valid substitute) will be included as part of the letter of transmittal to be sent to stockholders by the exchange agent. If the correct TIN and certifications are not provided, a penalty may be imposed on a stockholder by the Internal Revenue Service and the cash payments received by a stockholder in consideration for shares of common stock in the merger may be subject to backup withholding tax at a rate of 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The tax consequences of the merger may vary depending upon the particular circumstances of each stockholder. You should consult your tax advisor concerning the federal, state, local, foreign or other tax consequences of the merger to you.

Litigation Related to the Merger

As of the date of the printing of this proxy statement, we are aware of no lawsuits that have been filed related to the merger.

Delisting and Deregistration of our Common Stock

If the merger is completed, our common stock will no longer be publicly traded and will be deregistered under the Securities Exchange Act of 1934.

As noted above under “The Merger—Background of the Merger,” we are not in compliance with certain NASDAQ listing standards. Accordingly, NASDAQ informed us on May 27, 2009 that our common stock has been delisted from the NASDAQ Capital Market, and would be suspended from trading effective as of the start of trading on May 29, 2009. I-many has been advised by Pink OTC Markets Inc. that I-many’s stock was immediately eligible for quotation on the Pink Sheet® electronic over-the-counter securities market effective at the opening of business on May 29, 2009, and will continue to trade under the symbol IMNY. In the future, I-many’s common stock may be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority (“FINRA”), provided that a market maker in the company’s common stock files the appropriate application with FINRA and FINRA approves the application.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

If you hold your shares in “street name,” you are considered the beneficial owner and not the “record holder” of the stock. Therefore, as the beneficial owner, you cannot exercise appraisal rights unless you act promptly either (i) to cause the record holder to take the required steps necessary to exercise appraisal rights on your behalf or (ii) to obtain a legal proxy from the record holder of the stock appointing you as its legal proxy so you can exercise appraisal rights on its behalf.

Section 262 of the DGCL is reprinted in its entirety as Appendix C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery (the “Delaware Court”) and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our common stock and Section 262 of the DGCL is attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you (a) must not vote for the adoption of the merger agreement and (b) must deliver to I-many, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of such stockholder’s shares of our common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone, through the Internet or by fax, without expressly directing that your shares of our common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either (i) refrain from executing and returning the enclosed proxy card and from voting in person or by submitting a proxy by telephone, through the Internet or by fax, in favor of the proposal to adopt the merger agreement or (ii) check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone, through the Internet or by fax, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement shall not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs I-many of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837, Attention: Secretary, or should be delivered to the secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder of the effective time of the merger who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by us.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After determining which stockholders are entitled to appraisal, the Delaware Court will appraise the shares of our common stock and determine the “fair value” of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court shall direct the payment of the fair value of the shares of our common stock who have perfected appraisal rights, together with interest, if any. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

THE MERGER AGREEMENT

The Merger Agreement

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, including the amendment to the merger agreement signed on May 29, 2009, which are incorporated by reference herein and attached hereto as Appendix A. Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger

Under the terms of the merger agreement, Sapphire Stripe Acquisition Corporation, a wholly owned subsidiary of Sapphire, will merge with and into I-many, with I-many continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Sapphire Stripe Acquisition Company will cease, and I-many will become a wholly owned subsidiary of Sapphire. We sometimes refer to I-many after the merger as the surviving corporation.

Effective Time

The closing of the merger will occur no later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State (or such later time as may be agreed in writing by each of the parties hereto and specified in the certificate of merger). We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we expect to complete the merger during the second or third quarter of 2009, we cannot specify when, or assure you that, we and Sapphire will satisfy or waive all conditions to the merger.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of our common stock, other than treasury shares, any shares owned by one of our wholly-owned subsidiaries, any shares held by Sapphire or one of its wholly owned subsidiaries, and shares held by stockholders who have demanded and not effectively withdrawn or lost appraisal rights, will be canceled and automatically converted into the right to receive the amount described below in cash, without interest and less applicable withholding taxes. Treasury shares and any shares of our capital stock held by one of our wholly-owned subsidiaries, by Sapphire or by one of its wholly-owned subsidiaries, will be automatically canceled and extinguished without any conversion of such shares and no consideration will be paid for such shares. Shares held by our stockholders who perfect their appraisal rights will be converted into the right to receive such consideration as may be determined under the DGCL. The per share merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event with respect to our common stock that occurs prior to the effective time of the merger.

The amount in cash that a stockholder will be entitled to receive for each share of common stock will be calculated as follows:

•	the total purchase price paid by Sapphire of $47,300,000;

•	plus the aggregate exercise price payable upon exercise of all in-the-money options outstanding immediately prior to the effective time, which we estimate to be $180,069;

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minus (whether or not paid prior to the effective time) the principal and accrued interest due on our senior convertible promissory notes as of the effective time, which we estimate to be $17,000,000 of principal amount. Interest on the Notes accrues daily from each payment date (January 1, April 1, July 1 and October 1) at a rate of $3,100 per day ($4,700 per day following an event of default under the Notes). Assuming a closing date of June 25, 2009, the accrued interest amount will be equal to $306,700;

•	minus (whether or not paid prior to the effective time) the amounts, if any, payable on account of the warrants originally issued by us on November 6, 2006, which we estimate to be $0;

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minus (whether or not paid prior to the effective time) the amounts, not to exceed $1,198,887 in the aggregate, payable to employees of I-many pursuant to arrangements in place as of April 29, 2009, constituting retention, change in control and other payments approved by our board of directors for purposes of ensuring continuity through the effective time, which we estimate to be $1,198,887;

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minus (whether or not paid prior to the effective time) certain expenses incurred by I-many in connection with the negotiation and performance of the merger agreement and the consummation of the merger (including fees payable to outside legal, financial and other advisors), which we estimate to be $2,400,000;

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divided by the sum of the number of shares of our common stock outstanding immediately prior to the effective time plus the number of shares of our common stock issuable upon exercise of all in-the-money options outstanding immediately prior to the effective time, which we estimate to be 54,553,212.

Based on our estimates of the values of the formula components, the merger consideration will be approximately $0.49 per share. The actual merger consideration per share will be determined based on the actual value of the formula components at the effective date of the merger as finally determined by the Company and Sapphire as of the closing date of the merger. If the estimated expenses incurred by I-many in connection with the merger agreement increase from $2,400,000 to $2,600,000, the merger consideration will be approximately $0.48 per share.

Payment Procedures

Sapphire and I-many have designated American Stock Transfer & Trust Company to serve as exchange agent for the payment of the merger consideration to our stockholders. At or prior to the effective time, Sapphire will deposit, or cause to be deposited, cash with the exchange agent in order to permit the payment of the merger consideration. Within five days after the effective time, the exchange agent will mail to each holder of record of our common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the certificates that represent shares of our common stock in exchange for the merger consideration. If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by the surviving corporation, in its reasonable judgment, post a bond, in such reasonable amount as Sapphire may direct, as indemnity against any claim made against it with respect to such certificates and the payment of any fee charged by the exchange agent for such service. Until surrendered, each stock certificate will be deemed at all times after the effective time to represent only the right to receive upon surrender the merger consideration into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Sapphire is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within one year after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Sapphire for payment of the applicable merger consideration.

You should not send your I-many stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your I-many stock certificates with the enclosed proxy.

Appraisal Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who has demanded and not effectively withdrawn or lost appraisal rights to such shares will not be converted into the right to receive the merger consideration. Instead such holder will only be entitled to payment of the appraised value of such shares in accordance with the DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a holder withdraws or loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then the rights of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to Sapphire of any demands for appraisal that we receive, and Sapphire has the right to participate, at its own expense, in all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, without Sapphire’s prior written consent or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any demands for appraisal.

These rights in general are discussed more fully under the section of this proxy statement entitled “Appraisal Rights.”

Treatment of I-many Stock Options, Restricted Stock, Stock Purchase Plan and Warrants

Stock Options.    In connection with the merger, the holder of each option to purchase shares of our common stock with a per share exercise price of less than the amount received in the merger for each share of our common stock (whether or not vested) will be entitled to receive the difference between such amount and the per share exercise price of each option, less any applicable withholding taxes. All other options will be cancelled in the merger.

Restricted Stock.    At the effective time of the merger, any shares of our common stock subject to vesting or lapse restrictions will become free of such restrictions, and will represent the right to receive the same merger consideration per share as any other share of our common stock.

Stock Purchase Plan.    We have agreed to cancel our employee stock purchase plan immediately prior to the effective time of the merger and we will refund to each participant in the purchase plan all payroll deductions made pursuant to the purchase plan.

Warrants.    As of the date of this proxy statement, there are twenty outstanding warrants to purchase shares of our common stock. One warrant, issued in August 2001, represents the right to purchase 4,546 shares of our common stock at a price per share of $13.20, and the remaining warrants, originally issued in November 2006, represent the rights to purchase an aggregate of 1,052,580 shares of our common stock at a price per share of $2.11. As required by the terms of the warrants, at the effective time of the merger, each outstanding warrant shall represent the right to receive (upon payment of the exercise price of the warrant) the amount, without interest, per share of our common stock underlying such warrant received by holders of our common stock in connection with the merger. Based on certain assumptions set forth elsewhere in this proxy statement, we believe holders of our common stock will receive approximately $0.49 per share of our common stock in connection with the merger. Accordingly, based on the exercise price of each of the outstanding warrants, we believe that no warrants will entitle the holders thereof to payment on account of the merger.

Representations and Warranties

In the merger agreement, we made representations and warranties to Sapphire and Sapphire Stripe Acquisition Company relating to the following:

•	our corporate organization, standing and power;

•	our capitalization;

•	our certificate of incorporation, bylaws and minute books;

•	our subsidiaries;

•	our authorization (including board approval and required stockholder vote), execution, delivery, performance and the enforceability of the merger agreement;

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the absence of conflicts with, or violations of, our organizational documents, applicable laws or other obligations as a result of the merger and the identification of required government filings and consents;

•	documents filed by us with the SEC, the accuracy and completeness of the financial statements and other information contained in such documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events involving I-many since March 31, 2009;

•	our filing of tax returns, payment of taxes and other tax matters;

•	our lease arrangements;

•	our intellectual property;

•	our material contracts;

•	the absence of material, pending or threatened litigation involving us;

•	environmental matters;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	our compliance with laws;

•	our possession of and compliance with permits, licenses and approvals conduct our business;

•	our employees;

•	the receipt by our board of directors of an opinion of our financial advisor;

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that we have taken all action to ensure that the anti-takeover provisions of the Delaware Law do not apply to the execution, delivery and performance of the merger agreement and the voting agreements or the consummation of the merger;

•	the absence of undisclosed obligations to brokers and investment bankers;

•	export controls;

•	loans or contracts involving our officers, directors or other affiliates;

•	our customer relationships and identification of our key customers;

•	our insurance policies;

•	identification of certain contracts; and

•	the due diligence materials provided to Sapphire.

In the merger agreement, Sapphire and Sapphire Stripe Acquisition Company made representations and warranties to us, including those relating to the following:

•	their respective corporate organization, standing and power;

•	their respective authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, their organizational documents or other obligations as a result of the merger;

•	the absence of any business activities or operations by Sapphire Stripe Acquisition Company except in connection with the transactions contemplated by the merger agreement;

•	that Sapphire possesses, or will possess at the closing of the merger, sufficient funds to consummate the merger;

•	their solvency following the merger;

•	the validity of the guarantee of Sapphire’s obligations under the merger agreement by LLR III; and

•	the absence of any arrangements between them and our officers or stockholders;

Definition of Company Material Adverse Effect

Several of the representations and warranties made by us in the merger agreement and certain conditions to Sapphire’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “Material Adverse Effect” on us. The merger agreement provides that a “Company Material Adverse Effect” means any material change, fact, event, circumstance, occurrence or development, individually or in the aggregate, with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (i) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (except to the extent the occurrence of such changes or events disproportionately affects the Company), (ii) changes that are the result of factors generally affecting the industries or markets in which the Company operates (except to the extent the occurrence of such changes disproportionately affects the Company), (iii) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with the merger agreement or the pendency or announcement of the transactions contemplated by the merger agreement, including without limitation actions of competitors, any delays or cancellations of orders for products or services, losses of employees or any impact on relationships, contractual or otherwise, with customers, suppliers, lenders, creditors, venture partners or employees, (iv) changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof, (v) any action contemplated by the parties in connection with the merger agreement or at the request of Sapphire, (vi) any fees or expenses incurred in connection with the transactions contemplated by the merger agreement, (vii) any failure by the Company to meet any published securities analyst estimates of revenues or earnings for any period ending on or after the date of the merger agreement and prior to the closing of the merger (provided that the underlying causes of such failures shall be excluded), (viii) any stockholder litigation arising from or relating to the merger, (ix) a rejection by the NASDAQ Listing Qualifications Hearings Department of the Company’s appeal of the NASDAQ Stock Market’s de-listing order dated November 24, 2008 or the subsequent delisting or suspension from trading of the Company’s stock, (x) the occurrence of an Event of Default (as defined therein) under the Notes and/or the acceleration of the Notes by any holder thereof (but not including the attachment or seizure of Company assets by any holder thereof pursuant to its rights or remedies with respect thereto), (xi) a decline in the price of our common stock, (xii) any litigation arising from or relating to the transactions contemplated by the merger agreement and (xiii) any natural disaster or other act of God.

Covenants Relating to the Conduct of Our Business

During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Sapphire, except as expressly contemplated by the merger agreement or the schedules thereto or as Sapphire may otherwise consent in writing, that we will use commercially reasonable efforts to (i) conduct our business in the ordinary course of business, (ii) maintain and preserve our and our subsidiaries’ business organization, assets and properties and (iii) preserve our business relationships with customers, strategic partners, suppliers, distributors and others with whom we have business dealings, including paying of accounts payable in a timely manner consistent with past practice.

In addition, we have agreed with Sapphire that we will not, and will not permit our subsidiaries to, do any of the following without the prior written consent of Sapphire:

•

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of our capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent), or make any payments of principal or prepayments of interest with respect to our senior convertible notes;

(ii) split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or any of our other securities; or (iii) purchase, redeem or otherwise acquire any shares of our capital stock or any other of our securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of our common stock (A) from holders of our options in full or partial payment of the exercise price payable by such holder upon exercise of such options to the extent required or permitted under the terms of such options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its subsidiaries;

•

except as permitted by the merger agreement, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of our capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of our common stock upon the exercise of our options or warrants to or conversion of Notes outstanding on the date of the merger agreement or pursuant to the Company Employee Stock Purchase Plan);

•	amend our certificate of incorporation, by-laws or other comparable charter or organizational documents;

•

acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

•

sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or any of its subsidiaries whose fair market value, in the aggregate, exceeds $100,000 other than in the ordinary course of business; provided, however such sale, lease, license, pledge, other disposition or encumbrance is not prohibited by the Notes;

•	adopt or implement any stockholder rights plan;

•

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than undrawn letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business, as clauses may be permitted under the Notes), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than a wholly-owned subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned subsidiaries, provided, however, that the Company may, in the ordinary course of business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates;

•

make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $25,000 in the aggregate for the Company and its subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Sapphire or the specific capital expenditures disclosed in the schedules to the merger agreement;

•	make any changes in accounting methods (including tax accounting methods), principles or practices, except insofar as may have been required by a change in generally accepted accounting principles;

•

except in the ordinary course of business, enter into any material contract or agreement relating to the exclusive distribution, sale or marketing by third parties of the products of the Company or any of its subsidiaries;

•

except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses and commissions to employees for the Company’s 2008 fiscal year, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company employee benefit plan;

•	open any facility or office;

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions;

•	enter into any new line of business;

•

modify, amend, terminate or waive any rights under any of our material contracts (as defined in the merger agreement) in any material respect in a manner which is adverse to the Company other than in the ordinary course of business or enter into any contract that would be a material contract if in existence on the date hereof other than in the ordinary course of business;

•	make, amend or revoke any material election with respect to taxes or enter into any material agreement or arrangement with respect to taxes; or

•

make any material changes in the manner in which we extend discounts to, or collect unpaid receivables from, customers, or the terms on which we sell or license our products, in each case other than in the ordinary course of business consistent with past practices.

No Solicitation

We have agreed that we will not, and we will instruct our officers, directors, employees, subsidiaries, and specified other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.

We are obligated to promptly advise Sapphire if any acquisition proposal is received and of the material terms and conditions of any such acquisition proposal. We also agreed to immediately cease all discussions or negotiations with any parties that were ongoing prior to the execution of the merger agreement with respect to any other acquisition proposal.

However, we may furnish information to, enter into discussions or negotiations with, and release from any standstill agreement, a person who has made an alternative acquisition proposal not resulting from a breach of our non-solicit obligation only if our board of directors has:

•	determined in good faith (after consultation with our external legal counsel and our financial advisor) that such proposal is reasonably likely lead to a superior proposal;

•	determined in good faith (after consultation with our external legal counsel and our financial advisor) that the taking of such action is consistent with its fiduciary duties under applicable law; and

•	obtained from such person an executed confidentiality agreement not materially less restrictive to such person than the confidentiality agreement we signed with LLR.

In addition, our board of directors has agreed not to change its recommendation to the Company’s stockholders in favor of the merger unless the board of directors has determined in good faith (after consultation with our external legal counsel) that such action is necessary to comply with its fiduciary duties under applicable law. Our board of directors has further agreed not to adopt, approve or recommend any alternative acquisition proposal, unless the board of directors has determined in good faith (after consultation with our external legal counsel and our financial advisor) that:

•	such proposal is a superior proposal;

•	the taking of such action is necessary to comply with its fiduciary duties under applicable law; and

•

the Company has provided at least five days’ prior written notice to Sapphire of its intention to take any such action and has negotiated with Sapphire in good faith to adjust the terms of the merger agreement so that such proposal is no longer a superior proposal.

An “acquisition proposal” means any inquiry, proposal or offer received by the Company after the execution of the merger agreement from any person or certain groups of persons relating to any direct or indirect acquisition of 25% or more of the assets of the Company and its subsidiaries, taken as a whole, or 25% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person or certain groups of persons beneficially owning 25% or more of any class or series of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction of the sale or other transfer or all or substantially all of its assets involving the Company or any of its subsidiaries, other than the merger contemplated by the merger agreement.

A “superior proposal” means any bona fide written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of the Company and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, a business combination, a recapitalization, a liquidation, a dissolution, a sale of its assets or other similar transaction, (i) on terms which our board of directors determines in its good faith judgment to be more favorable to the holders of the Company’s common stock than the transactions contemplated by the merger agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and the merger agreement and (ii) that our board of directors determines in its good faith judgment is highly likely of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Conditions to the Closing of the Merger

Our and Sapphire’s obligations to consummate the merger are subject to the satisfaction of each of the following conditions:

•	our stockholders must have adopted the merger agreement;

•

all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, must have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect;

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff; and

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation, which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or other transactions contemplated by the merger agreement.

In addition, the obligations of Sapphire to consummate the merger are subject to the satisfaction of each of the following additional conditions:

•	our representations and warranties must be true and correct, except where the failure to be true and correct has not had a Company Material Adverse Effect;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement; and

•	the holders of not more than 20% of the shares of outstanding common stock of the Company have demanded appraisal rights under Delaware General Corporate Law.

In addition, our obligations to consummate the merger are subject to the satisfaction of each of the following additional conditions:

•	Sapphire’s representations and warranties in the merger agreement must be true and correct, except where the failure to be true and correct has not had a material adverse effect on Sapphire; and

•	Sapphire shall have performed in all material respects all obligations required to be performed by it under the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, upon our mutual agreement with Sapphire, even if our stockholders have adopted the merger agreement at the special meeting.

In addition, we and Sapphire each have separate rights to terminate the merger agreement without the agreement of the other party if, among other things:

•

the merger has not been completed by August 31, 2009 (provided that the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur on or before such date);

•

a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	our stockholders’ approval to adopt the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof.

The merger agreement may also be terminated by Sapphire if:

•

any of our representations or warranties in the merger agreement is not true and correct at any time prior to closing, and such inaccuracy has a material adverse effect and such breach is not timely cured;

•	we have not performed all of our covenants and agreements under the merger agreement and such nonperformance has a material adverse effect and is not timely cured;

•	our board of directors fails to recommend, or withdraws or modifies its recommendation of the merger to our stockholders in a manner adverse to Sapphire;

•	our board of directors has approved, endorsed or recommended to our stockholders an acquisition proposal (as defined in the merger agreement) other than the merger;

•	our board of directors fails to reconfirm its recommendation in favor of the merger within five business days after a written request by Sapphire to do so;

•

we have breached our obligations under the merger agreement by failing to mail a proxy statement to our stockholders in connection with, or failing to hold a stockholder meeting to adopt the merger agreement; or

•

a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that stockholders tender their shares in such tender or exchange offer or fails to recommend that our stockholders reject such offer within ten business days.

Additionally, we may terminate the merger agreement if:

•

our board of directors has approved a superior proposal (as defined in the merger agreement) or recommended a superior proposal to the stockholders; provided that we have first paid the termination fee described below;

•

any representation or warranty of Sapphire or Sapphire Stripe Acquisition Company in the merger agreement is not true and correct at any time prior to closing, and such inaccuracy has a material adverse effect and such breach is not timely cured; or

•

Sapphire or Sapphire Stripe Acquisition Company has not performed all of its covenants and agreements under the merger agreement and such nonperformance has a material adverse effect and is not timely cured.

Termination Fee; Expenses

Except as provided below or for the adjustment to the merger consideration provided above, under the merger agreement, each of the parties will bear all fees and expenses it incurs in connection with the merger and the merger agreement. In addition, we will split the expenses related to the printing, filing and mailing of this proxy statement with Sapphire.

We must pay to Sapphire a termination fee of $1,350,000 if the merger agreement is terminated pursuant to its terms by Sapphire, in connection with its termination rights in the event of a failure by our board of directors to recommend the merger to our stockholders or to call and hold the stockholder meeting, or if the merger agreement is terminated by us because our board of directors approves or recommends to stockholders a superior proposal (as defined in the merger agreement). In addition, we must pay the termination fee to Sapphire if an acquisition proposal (as defined in the merger agreement) other than the merger has been publicly announced prior to, and remains outstanding at the time of, the termination of the merger agreement pursuant to its terms, and such termination is:

•	by us or Sapphire because the merger has not been completed by August 31, 2009 and the stockholder meeting to approve the merger has not occurred;

•	by us or Sapphire because the stockholders failed to approve the merger; or

•

by Sapphire in connection with its termination rights in the event of a breach of a representation or warranty or failure to perform a covenant or agreement by us, if such breach or failure is willful or knowing.

We must pay to Sapphire up to $665,000 as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated pursuant to its terms:

•

by us or Sapphire because the merger has not been completed by August 31, 2009 due to a failure to satisfy the conditions to Sapphire’s obligations to consummate the merger (not including the conditions that apply jointly to both our and Sapphire’s obligations to consummate the merger, and not including the condition relating to appraisal rights);

•

by Sapphire in connection with its termination rights in the event of a failure by our board of directors to recommend the merger to our stockholders or to call and hold the stockholder meeting, or if the merger agreement is terminated by us because our board of directors approves or recommends to stockholders a superior proposal (as defined in the merger agreement); or

•	by Sapphire in connection with its termination rights in the event of a breach of a representation or warranty or failure to perform a covenant or agreement by us.

Sapphire must pay us up to $500,000 as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated pursuant to its terms:

•

by us or Sapphire because the merger has not been completed by August 31, 2009 due to a failure to satisfy the conditions to our obligations to consummate the merger (not including the conditions that apply jointly to both our and Sapphire’s obligations to consummate the merger); or

•

by us in connection with our termination rights in the event of a breach of a representation or warranty or failure to perform a covenant or agreement by Sapphire or Sapphire Stripe Acquisition Company.

Further Actions and Agreements

Company Stockholders’ Meeting.    We have agreed to call and hold a stockholders’ meeting as promptly as practicable after the execution of the merger agreement for the purpose of voting upon the adoption of the merger agreement. We have agreed to take all reasonable and lawful action to solicit from our stockholders proxies, and to take all other action necessary or advisable to secure the vote of our stockholders, in favor of the adoption of the merger agreement.

Access to Information.    We have agreed to afford Sapphire and its representatives with reasonable access to our properties, books, personnel, records and other information as Sapphire may reasonably request prior to the closing of the merger.

Directors’ and Officers’ Indemnification and Insurance.    Sapphire will cause the surviving corporation to maintain indemnification provisions in the surviving corporation’s certificate of incorporation and by-laws which are not less favorable than in I-many’s current certificate of incorporation and by-laws. For a period of six years following the effective time of the merger, Sapphire and the surviving corporation shall, to the fullest extent permitted by the Delaware General Corporate Law, indemnify and hold harmless, each of our and our subsidiaries’ present and former directors or officers against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact of such service. Sapphire has an obligation to maintain our directors’ and officers’ liability insurance, or similar substitute policies (including a “tail” policy) after the effective time of the merger for a period of six years; provided that Sapphire shall not be required to pay premiums for such insurance in excess of 250% of the current annual premiums paid by us for such insurance.

Further Action, Consents and Filings.    The merger agreement obligates Sapphire and us to use commercially reasonable efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, (ii) obtain from governmental entities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Sapphire or us or any respective subsidiaries in connection with the consummation of the merger, (iii) make all necessary filings, and thereafter make any other submissions, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement that are required under securities, antitrust or other applicable laws and (iv) execute and deliver any additional instruments necessary to consummate the merger.

Public Announcements.    We and Sapphire have agreed to consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger.

Employee Benefits.    All our employees shall receive full credit for prior service with us or our subsidiaries for purposes of eligibility, vesting and determination of benefit levels under Sapphire’s employee benefit plans following the merger.

Amendment and Waiver

Amendment.    The merger agreement may be amended by the parties thereto by action taken by or on behalf of our or their respective boards of directors at any time prior to the effective time, provided that after adoption by our stockholders of the merger agreement is obtained, no amendment of the merger agreement will be made which would require further approval by our stockholders unless so approved by our stockholders.

Waiver.    At any time prior to the effective time, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any agreement or condition contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Guarantee

Concurrently with the signing of the merger agreement, LLR III executed a guarantee agreement by which it agreed to fully guarantee the obligations of Sapphire under the merger agreement. Stockholders should read the complete text of the Guarantee, the form of which is incorporated by reference herein and attached hereto as Exhibit A to the merger agreement, which is attached hereto as Appendix A.

Agreements with Noteholders

In connection with the merger agreement, each holder of our senior convertible notes entered into an agreement, which we refer to in this proxy statement as a “Note Agreement”, whereby such holder (i) elected to require us to redeem its note(s) in full for cash at the closing of the transactions contemplated by the merger agreement and (ii) agreed to forebear from taking certain actions under its note(s) in connection with the possible delisting of our common stock from the NASDAQ Capital Market, prior to the closing of the transactions contemplated by the merger agreement, or such other date as specified in the applicable Note Agreement. Stockholders should read the complete text of each form of Note Agreement, both of which are attached as exhibits to our Current Report on Form 8-K/A filed with the SEC on April 30, 2009.

MARKET PRICE DATA AND DIVIDENDS

Our common stock is quoted on the NASDAQ Capital Market under the symbol “IMNY.” The following table sets forth the high and low closing sales prices per share of our common stock, as reported by the NASDAQ Capital Market, for the quarters indicated:

Quarter Ended June 30, 2009:	High	Low
Second quarter (Through May 28, 2009)	$0.45	$0.21
First quarter	0.42	0.15

Year Ended December 31, 2008:	High	Low
Fourth quarter (Through December 31, 2008)	$0.74	$0.10
Third quarter	1.04	0.62
Second quarter	2.58	0.91
First quarter	3.24	1.71

Year Ended December 31, 2007:	High	Low
Fourth quarter	$3.38	$2.71
Third quarter	2.88	2.18
Second quarter	2.75	1.71
First quarter	2.01	1.61

On April 29, 2009, the last full trading day before the public announcement of the execution of the merger agreement, the closing sales price per share was $0.32. On May 28, 2009, the most recent practicable trading day prior to the date of the printing of this proxy statement, the closing sales price per share was $0.40. On May 27, 2009, NASDAQ informed us that our stock was delisted from the Nasdaq Capital Market, and would be suspended from trading as of the start of trading on May 29, 2009. I-many has been advised by Pink OTC Markets Inc. that I-many’s stock was immediately eligible for quotation on the Pink Sheet® electronic over-the-counter securities market effective at the opening of business on May 29, 2009, and will continue to trade under the symbol IMNY. In the future, I-many’s common stock may be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority (“FINRA”), provided that a market maker in the company’s common stock files the appropriate application with FINRA and FINRA approves the application. You should obtain current market price quotations for our common stock in connection with voting your shares.

To date we have not declared or paid any dividends on our common stock. We are restricted by the merger agreement from declaring dividends. We do not intend to declare any dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of our outstanding common stock as of March 31, 2009 by:

•	each stockholder that we know is the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers; and

•	all directors and executive officers as a group.

Information with respect to “beneficial ownership” shown in the table below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of common stock deemed outstanding include 53,843,938 shares outstanding as of March 31, 2009 plus all common stock issuable on exercise of vested options (whether or not in-the-money) within 60 days of that date, which we refer to as presently exercisable options, common stock issuable on exercise of warrants (whether or not in-the-money) and common stock issuable upon conversion of convertible debt (whether or not in-the-money), in each case held by the beneficial owner. Presently exercisable options, warrants and convertible debt are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each beneficial owner is c/o I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENTAGE BENEFICIALLY OWNED
Five Percent Owners:
Ramius LLC (1) 599 Lexington Avenue 20th Floor New York, NY 10022	8,921,021	16.3%

Diker Management, L.L.C. (2) 745 Fifth Ave. Suite 1409 New York, NY 10151	7,120,199	13.2%

ZF Partners, LP (3) One Ferry Building Suite 255 San Francisco, CA 94111	5,302,789	9.8%

Gagnon Securities LLC (4) 1370 Avenue of the Americas Suite 2400 New York, NY 10019	4,898,442	8.9%

Ironwood Investment Management LLC (5) 21 Custom House Street Suite 240 Boston, MA 02110	2,725,460	5.1%

Non-Employee Directors:
Reynolds C. Bish (6)	159,028	*
James H. Dennedy (7)	44,553	*
Steven L. Fingerhood (8)	5,440,290	9.9%
Murray B. Low (9)	304,921	*
Mark R. Mitchell (10)	222,600	*
Karl E. Newkirk (11)	323,005	*

Named Executive Officers:
John A. Rade (12)	1,065,772	1.8%
Kevin M. Harris (13)	357,931	*
Lawrence Lindsey (14)	321,000	*
A. Todd Shytle (15)	332,555	*
Michael T. Zuckerman (16)	415,336	*
All executive officers and directors as a group (12 people) (17)	9,274,233	16.2%

*	Indicates less than one percent of the outstanding common stock.
1.

Mark R. Mitchell, one of our directors, is a Partner of Ramius LLC (“Ramius”). The total number of shares deemed beneficially owned includes 1,537,757 shares issuable on conversion of our senior convertible notes. Ramius is (a) the investment manager of each of RCG Ambrose Master Fund, Ltd. (“Ambrose”), RCG Halifax Fund, Ltd. (“Halifax”), RCG Enterprise, Ltd (“Enterprise”), and Portside Growth and Opportunity Fund (“Portside”), and (b) the sole member of RCG Starboard Advisors, LLC, which is the investment manager of Starboard Value and Opportunity Master Fund, Ltd. (“Starboard I”) and the managing member of each of Starboard Value and Opportunity Fund, LLC (“Starboard II”) and Parche, LLC (“Parche”). As a result, Ramius may be deemed the beneficial owner of (i) 2,841,324 shares of common stock owned by Ambrose, (ii) 478,101 shares of common stock owned by Halifax, (iii) 817,696 shares of common stock owned by Enterprise, (iv) 768,879 shares of common stock owned by Portside (assuming the conversion of senior convertible notes held by Portside), (v) 1,688,920 shares of common stock owned by Starboard I (including 645,858 shares issuable upon the conversion of senior convertible notes held by Starboard I), (vi) 1,683,698 shares of common stock owned by Starboard II, and (vii) 642,403 shares of common stock owned by Parche (including 123,021 shares issuable upon the conversion of senior convertible notes held by Parche). Ramius disclaims beneficial ownership of the shares of common stock held by the above-referenced entities. C4S & Co., L.L.C. (“C4S”) is the sole managing member of Ramius and consequently may be considered the beneficial owner of any shares deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of these shares. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and consequently may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. Excludes shares owned directly by Mark R. Mitchell, who is one of our directors (see Note 10).

2.	Reported by the investor on Schedule 13G/A filed with the SEC on February 17, 2009. Consists of shares for which the investor claims shared voting and dispositive power as the investment manager of Diker GP, LLC, a Delaware limited liability company (“Diker GP”), as the general partner to the Delaware limited partnership the Diker Value Tech Fund, LP (“VT”), Diker Value Tech QP Fund, LP (“VTQP”), Diker Micro-Value Fund, LP (“MV”), the Diker Micro-Value QP Fund, LP (“MVQP”), Diker Micro & Small Cap Fund LP (“MS”) and Diker M&S Cap Master Ltd (“MSCM”) with respect to the Stock directly owned by VT, VTQP, MV, MVQP, MS and MSCM, and the investment adviser of separately managed accounts.
3.	Steven L. Fingerhood, one of our directors, is a manager of ZF Ventures, LLC and the manager of SLF Partners, LLC. Reported by the investor on Form 4 filed with the SEC on February 4, 2009. Voting and dispositive power of all shares is shared with ZF Ventures, LLC and SLF Partners, LLC. Includes warrants to purchase 378,778 shares of common stock. See Note 8.
4.	Reported by the investor on Schedule 13G filed with the SEC on February 18, 2009. Includes warrants to purchase 299,998 shares of common stock issued in 2006 and 439,882 shares of common stock issuable upon conversion of convertible notes issued December 31, 2007.
5.	Reported by the investor on Schedule 13G/A filed with the SEC on February 13, 2009.
6.	Consists of (a) 112,501 shares issuable upon exercise of presently-exercisable options and (b) 46,527 shares of common stock, including 15,384 shares of unvested restricted common stock.
7.	Consists of (a) 29,168 shares issuable upon exercise of presently-exercisable options and (b) 15,384 shares of unvested restricted common stock.
8.	Consists of (a) 137,501 shares issuable upon exercise of presently-exercisable options, (b) 15,384 shares of unvested restricted common stock held by ZF Ventures, LLC, of which Mr. Fingerhood is a manager, (c) 4,908,627 shares held by ZF Partners, LP, and (d) warrants to purchase 378,778 shares of common stock, held by ZF Partners, LP. See Note 3.
9.	Consists of (a) 237,501 shares issuable upon exercise of presently-exercisable options and (b) 67,420 shares of common stock, including 15,384 shares of unvested restricted common stock.
10.	Consists of (a) 137,501 shares issuable upon exercise of presently-exercisable options and (b) 85,099 shares of common stock, including 15,384 shares of unvested restricted common stock. Mr. Mitchell disclaims beneficial ownership of the shares held by Ramius LLC (see Note 1), in which he is a Partner.
11.	Consists of (a) 212,501 shares issuable upon exercise of presently-exercisable options and (b) 110,504 shares of common stock, including 15,384 shares of unvested restricted common stock.
12.	Consists of (a) 987,500 shares issuable upon exercise of presently-exercisable options and (b) 78,272 shares of common stock, including 2,000 shares of common stock held by Mr. Rade’s spouse.
13.	Consists of (a) 280,031 shares issuable upon exercise of presently-exercisable options and (b) 77,900 shares of common stock, including 30,000 shares of unvested restricted common stock.
14.	Consists of (a) 225,000 shares issuable upon exercise of presently-exercisable options and (b) 96,000 shares of common stock, including 55,000 shares of unrestricted common stock.
15.	Consists of (a) 284,055 shares issuable upon exercise of presently-exercisable options and (b) 48,500 shares of common stock, including 8,500 shares of unvested restricted common stock.
16.	Consists of (a) 190,625 shares issuable upon exercise of presently-exercisable options and (b) 224,711 shares of common stock, including 40,000 shares of unvested restricted common stock.
17.	Consists of (a) 3,076,263 shares issuable upon exercise of presently-exercisable options, (b) 378,778 shares issuable upon exercise of warrants, and (c) 5,799,183 shares of common stock, including 263,304 shares of unvested restricted common stock.

OTHER MATTERS

Other Business for the Special Meeting

As of the date of this proxy statement, we do not expect that any matter other than the proposal to adopt the merger agreement and approve the merger (or to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement) will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Proposals for Annual Meeting of Stockholders

Due to the contemplated consummation of the merger, we do not currently expect to hold a 2009 annual meeting of stockholders because, following the merger, we will not be a publicly held company. However, if the merger is not consummated for any reason, we will promptly schedule an annual meeting of stockholders. The deadline of December 16, 2008, for submitting stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the company’s proxy materials for its 2009 annual meeting has passed. In addition, if the merger is not consummated and a stockholder wishes to present a proposal at the 2009 annual meeting, that is not included in the company’s proxy materials, such stockholder must give written notice, with such content as is specified in our by-laws, to the Secretary of the company at I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2009 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2009 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. However, if the merger is not consummated and the 2009 annual meeting date has been changed by more than 30 days from the date of the 2008 annual meeting, a stockholder will have a reasonable time before the company begins to print and mail its proxy materials to submit stockholder proposals for inclusion in the company’s proxy materials.

Householding of Proxy Statement

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless I-many stockholders have notified I-many of their desire to receive multiple copies of the proxy statement. This is known as householding.

I-many will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this proxy statement, or requests to receive multiple or single copies of proxy statements at a shared address in the future, should be directed to: I-many, Inc., Attention: Secretary, 399 Thornall St., 12th Floor, Edison, NJ 08837, tel: (800) 832-0228.

WHERE YOU CAN FIND MORE INFORMATION

I-many files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed with the SEC at the SEC’s public reference room in Washington, D.C. at 450 Fifth Street, N.W., 20549 or at the SEC’s regional offices in New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Many of these SEC filings are also available to the public on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.”

We have not authorized anyone to give any information or make any representation about the merger or I-many that differs from or adds to the information in this proxy statement or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors

John A. Rade
President and Chief Executive Officer

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

SAPPHIRE STRIPE HOLDINGS, INC.,

SAPPHIRE STRIPE ACQUISITION COMPANY

and

I-MANY, INC.

Dated as of April 29, 2009

[Note: Amendment No. 1 follows at the end of this Appendix A]

A-i

A-ii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(e)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.5(b)
Antitrust Order	Section 6.5(b)
Bankruptcy and Equity Exception	Section 3.5(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.10
Buyer Material Adverse Effect	Section 4.1
Capitalization Date	Section 3.2(a)
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Cash	Section 2.1(c)
Closing Date	Section 1.2
Code	Section 2.3
Company	Preamble
Company Balance Sheet	Section 3.6(b)
Company Board	Section 3.5(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.15(a)
Company ESPP	Section 2.4(d)
Company Intellectual Property	Section 3.11(b)
Company Leases	Section 3.10(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.12(a)
Company Meeting	Section 3.5(d)
Company Permits	Section 3.17
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.6(a)
Company Software	Section 3.11(b)
Company Stock Options	Section 2.4(a)
Company Stock Plans	Section 2.4(a)
Company Stockholder Approval	Section 3.5(a)
Company Voting Proposal	Section 3.5(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.10
Contract	Section 4.10
Deliverables	Section 3.11(f)
Dissenting Shares	Section 2.5(a)
DGCL	Preamble
EAR	Section 3.22
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)

A-iii

Terms	Reference in Agreement
Environmental Company Permits	Section 3.14(e)
Environmental Law	Section 3.14(b)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 3.5(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.6(b)
Governmental Entity	Section 3.5(c)
Hazardous Substance	Section 3.14(c)
Indemnified Parties	Section 6.7(a)
Intellectual Property	Section 3.11(a)
IRS	Section 3.15(b)
Legal Proceeding	Section 3.13
Liens	Section 3.5(b)
Key Accounts	Section 3.24
Maximum Premium	Section 6.7(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Notes	Section 3.1(k)
Notice Period	Section 6.1(b)
Open Source Code	Section 3.11(e)
Option Consideration	Section 2.4(b)
Ordinary Course of Business	Section 3.2(e)
Outside Date	Section 8.1(b)
Person	Section 2.2(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.6(c)
Relevant Group	Section 3.9(a)
Required Company Stockholder Vote	Section 3.5(d)
Representatives	Section 6.1(a)
SEC	Section 3.5(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.4(a)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.9(a)
Taxes	Section 3.9(a)
Third Party Confidentiality Obligations	Section 6.1(c)
Third Party Intellectual Property	Section 3.11(b)
Transaction Expenses	Section 2.1(c)
Transitory Subsidiary	Preamble
WARN Act	Section 3.18(b)

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 29, 2009, by and among Sapphire Stripe Holdings, Inc., a Delaware corporation (the “Buyer”), Sapphire Stripe Acquisition Company, a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and I-many, Inc., a Delaware corporation (the “Company”).

Background

The Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor has entered into the Guarantee, in favor of the Company with respect to the obligations and liabilities of the Buyer and the Transitory Subsidiary arising under, or in connection with, this Agreement; and

The acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger.    Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing.    The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Edison, New Jersey are permitted or required by-law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that the authorized capital stock provided for by such Certificate of Incorporation consists solely of 1,000 shares of common stock, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.7(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Transitory Sub shall vest in and belong to the Surviving Corporation, and all debts, liabilities and duties of the Company and Transitory Sub shall be the debts, liabilities and duties of the Surviving Corporation.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary.    Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock.    All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock.    Subject to Sections 2.2 and 2.3, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.5(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash per share determined by dividing (i) the sum of (A) $36,000,000, plus (B) the aggregate amount of the Company’s cash and cash equivalents (but not “restricted cash” within the meaning of such term as reflected on the Company Balance Sheet) immediately prior to the Effective Time, plus (C) the aggregate exercise price payable upon exercise of all in-the-money Company Stock Options outstanding immediately prior to the Effective Time, minus (D) to the extent not paid prior to the Effective Time, the principal and accrued interest due on the Notes as of the Effective Time, minus (E) to the extent not paid prior to the Effective Time, the amounts, if any, payable on account of the warrants issued by the Company dated November 6, 2006, minus (F) to the extent not paid prior to the Effective Time, the amounts, not to exceed $1,198,887 in the aggregate, payable to employees of the Company pursuant to arrangements in place as of the date hereof, constituting retention, change in control and other payments approved by the board of directors for purposes of ensuring continuity through the Effective Time, minus (G) to the extent not paid prior to the Effective Time, Transaction Expenses, by (ii) the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Common Stock issuable upon exercise of all in-the-money Company Stock Options outstanding immediately prior to the Effective Time (the “Merger Consideration”). “Transaction Expenses” shall mean all costs and expenses incurred by the Company and its Subsidiaries in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of investment bankers and other financial advisors, brokers and finders, counsel and accountants. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of determining the amount of the Company’s cash and cash equivalents (“Closing Cash”) pursuant to Section 2.1(c)(i)(B) above, not less than three (3) Business Days prior to the Effective Time, the Chief Financial Officer of the Company shall deliver to the Buyer a certificate pursuant to which such officer certifies to the Buyer the amount of cash and cash equivalents as of such date and such officer’s estimate of Closing Cash (as of immediately prior to the Effective Time). Thereafter, following the delivery of such certificate, the Buyer and the Company shall cooperate in good faith to confirm the amount of Closing Cash set forth in such certificate and to update such Closing Cash amount as of immediately prior to the Effective Time.

(d) Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates.    The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.    At or prior to the Effective Time, the Buyer shall deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures.    Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto, provided that the Buyer shall assist the Company in developing arrangements for the delivery of such materials at Closing to the shareholders of the Company set forth in Section 2.2(b) of the Company Disclosure Schedule to

facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence acceptable to Buyer that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate has the right to receive pursuant to the provisions of Article II. The term “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

(c) No Further Ownership Rights in Company Common Stock.    All Merger Consideration paid upon the surrender of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Investment of Exchange Fund.    Buyer may, in its sole discretion, direct the Exchange Agent to invest the Exchange Fund in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; provided, that no such investment or loss thereon shall affect the Merger Consideration payable pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in the Exchange Fund in excess of the amounts required to pay in full the Merger Consideration remaining to be paid under Section 2.1(c) and Section 2.2 shall be paid promptly to Buyer upon request.

(e) Termination of Exchange Fund.    Without limiting Buyer’s right to receive interest and other income in respect of the Exchange Fund pursuant to Section 2.2(d), any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.    To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form and amount reasonably required by Buyer as indemnity against any claim that may be made against Buyer on account of the alleged loss, theft or destruction of such

Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Withholding Rights.    Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made.

2.4 Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options);

(iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.4, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other Person or any other consideration; and

(iv) to cause each share of Company Common Stock outstanding immediately prior to the Effective Time issued subject to vesting or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreement to vest and become free of such restrictions immediately prior to the Effective Time and thereby entitle the holder of such share of Company Common Stock to receive the Merger Consideration (net of applicable taxes) in accordance with Section 2.1(c).

(b) Each holder of a Company Stock Option outstanding immediately prior to the Effective Time shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than ten Business Days), an amount (net of applicable Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without payment of consideration therefor and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options a letter describing the treatment of and, if applicable, payment for such Company Stock Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.4.

(d) The Company shall terminate its 2000 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms as of or prior to the Effective Time.

2.5 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”) or as disclosed in any Company SEC Report (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Reports, except to the extent such information in “Risk Factors” consists of factual historical statements, and (ii) any forward-looking statements contained in such Company SEC Reports that are of a nature that they speculate about future developments).

3.1 Organization, Standing and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, fact, event, circumstance, occurrence or development, individually or in the aggregate, with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (except to the extent the occurrence of such changes or events disproportionately affects the Company);

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates (except to the extent the occurrence of such changes disproportionately affects the Company);

(c) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation actions of competitors, any delays or cancellations of orders for products or services, losses of employees or any impact on relationships, contractual or otherwise, with customers, suppliers, lenders, creditors, venture partners or employees;

(d) changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof;

(e) any action contemplated by the parties in connection with this Agreement (including Section 6.5) or at the request of the Buyer;

(f) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(g) any failure by the Company to meet any published securities analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (provided that the underlying causes of such failures shall be excluded);

(h) any stockholder litigation arising from or relating to the Merger;

(i) a rejection by the Nasdaq Listing Qualifications Hearings Department of the Company’s appeal of the Nasdaq Stock Market’s de-listing order dated November 24, 2008 or the subsequent delisting or suspension from trading of the Company’s stock;

(j) the occurrence of an Event of Default (as defined therein) under the Company’s Senior Convertible Notes dated December 31, 2007 (the “Notes”) and/or the acceleration of the Notes by any holder thereof (but not including the attachment or seizure of Company assets by any holder thereof pursuant to its rights or remedies with respect thereto);

(k) a decline in the price of the Company Common Stock;

(l) any litigation arising from or relating to the transactions contemplated by this Agreement; and

(m) any natural disaster or other act of God.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 shares of Company Common Stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the date of this Agreement (the “Capitalization Date”), (i) 53,843,938 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. Since the Capitalization Date, there has been no change in the number of shares of outstanding or reserved capital stock of the Company (including restricted stock) or the number of outstanding Company Stock Options (other than upon the exercise of outstanding Company Stock Options or the conversion of securities outstanding on the date hereof convertible into Company Common Stock).

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2, (ii) as reserved for future issuance upon conversion of the Notes, and (iii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations relating to the capital stock of the Company. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights (other than registration rights granted in connection with the Notes), and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”).

3.3 Certificate of Incorporation, By-laws and Minute Books.    The Company has made available to Buyer a correct and complete copy of the certificate of incorporation and the by-laws (or similar organizational documents), each as amended to date, of the Company and each of its Subsidiaries. Such certificate of incorporation and by-laws (or similar organizational documents) are in full force and effect. The Company has made available to Buyer correct and complete copies of the minutes of all meetings of the Company Board and each committee of the Company Board held from January 1, 2006 through March 17, 2009.

3.4 Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company, its name and jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock, other ownership interests, options, warrants, rights, calls, or commitments relating to any securities or convertible or exchangeable into securities; provided, however, that for the purposes of this Agreement, the term “Subsidiary” shall not be deemed to include any entity in which such party (or a Subsidiary of such party) holds in an investment account securities that are (i) traded on a national securities exchange, and (ii) do not, in the aggregate, represent greater than 3% of the voting power of all outstanding stock or ownership interests of such entity.

(b) Each Subsidiary of the Company is a corporation (or foreign equivalent) duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.5 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) except for any consents or notices that may be required under the Company Leases, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.5(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (v) the notifications required by the Nasdaq Listing Qualifications Hearings Department in connection with the Company’s appeal of the Nasdaq Stock Market’s de-listing order dated November 24, 2008 and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the

“Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. Other than the Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.6 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2008. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which are expected to have a Material Adverse Effect on the Company. The consolidated balance sheet of the Company as of December 31, 2008 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should become Known to an executive officer of the Company, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

3.7 No Undisclosed Liabilities.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet or contractual liabilities, the Company and its Subsidiaries do not have any liabilities of any nature that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.8 Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect, (ii) any fact, circumstance, event, change, effect or occurrence that would reasonably be expected to have a Company Material Adverse Effect, or (iii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraphs (b), (g) and (h) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.9 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries and any Relevant Group have been timely filed (taking into account any extension of time to file), and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid all material Taxes due and payable (whether or not shown on a Tax Return) by the Company, any of its Subsidiaries or any Relevant Group. For purposes of this Agreement: (i) “Taxes” means all taxes, charges, fees, levies, duties or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax or additional amounts with respect thereto resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (ii) “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes, and (iii) “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company or any of its Subsidiaries is or was a member.

(b) The Company has made available to the Buyer correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2004.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments or is currently obligated to make any payments or is party to an agreement that could obligate it as a result of the Merger (either alone or upon the occurrence of any additional or subsequent events) to make payments that would result in a non-deductible expense under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) Each of the Company and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid and has complied in all material respects with all information reporting requirements.

(f) There is no current or pending action, audit, dispute or claim and none has been proposed or threatened in writing with respect to the Company or any of its Subsidiaries in respect of any income or any other material Taxes.

(g) No claim has been made in the last seven years by an authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns that any of them may be subject to taxation by that jurisdiction.

(h) There are no Liens on any of the assets of any of the Company or any of its Subsidiaries with respect to Taxes except for statutory liens for current Taxes not yet due.

(i) Neither the Company nor any of its Subsidiaries is subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the period described in Section 897(c)(1)(A)(ii) of the Code.

(k) The foreign Subsidiaries of the Company have properly been treated as corporations for US federal income tax purposes since their inception and have not made any election pursuant to Section 7701 of the Code to be treated as otherwise.

(l) None of the Company or any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code.

(m) Neither the Company nor any Subsidiary is subject to any private ruling from any taxing authority or any material agreement with a taxing authority.

3.10 Owned and Leased Real Properties.

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of each premises, annual base rental amount of each premises, the expiration date of each lease, sublease or license (as applicable). Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases. No real property, other than the Company Leases, is used in connection with the business of the Company.

(c) Provided all required consents and notices under the Company Leases are obtained and given, the transactions under the Merger Agreement will not cause a default under the Company Leases; each of the Company Leases is in full force and effect in accordance with its respective terms; there exists no default by the Company (or to the knowledge of the Company by the landlord thereunder) or, to the knowledge of the Company, circumstance, which, with the giving of notice, the passage of time or both, is reasonably likely to result in a default under the Company Leases; and the Company has complied with and timely performed, in all material respects, all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Company Leases.

(d) Neither the Company nor any of its Subsidiaries has entered into any leases, subleases, licenses, concessions or any other contract granting any Person the right of occupancy or use of any part of the leased real property set forth in Section 3.10(b) of the Company Disclosure Schedule (the “Leased Properties”), which remains in force and effect or with respect to which the Company has any continuing obligation or liability.

(e) To the knowledge of the Company, none of the Leased Properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially interfere with or impair the present use thereof in the Ordinary Course of Business of the Company.

(f) Neither the whole nor any portion of any of the Leased Properties has been condemned, requisitioned or otherwise taken by any public authority and no written notice of any such condemnation, requisition or taking (or threat thereof) has been received by the Company.

3.11 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as conducted currently or previously conducted (in each case excluding generally commercially available, off-the-shelf desktop software programs having a license fee per user of less than $300), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf desktop software programs having a license fee per user of less than $300 (the “Third Party Intellectual Property”). Section 3.11(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all software programs and applications owned by the Company or its Subsidiaries (the “Company Software”), Section 3.11(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the registered Intellectual Property owned by the Company or its Subsidiaries, Section 3.11(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Intellectual Property.

(c) All registrations for trademarks and service marks, copyrights and patents that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not expired or been cancelled. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries, as applicable, have taken commercially reasonable actions to maintain and protect their material Intellectual Property.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2008, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(e) With respect to Company Software:

(i) The Company and its Subsidiaries have developed the Company Software through their own efforts and for their own account, or through the use of consultants all of whose rights therein have been assigned to the Company, and the Company Software is free and clear of all Liens. No portion of the Company Software contains, embodies, uses, copies, comprises or requires the Intellectual Property of any third party.

(ii) Section 3.11(e)(ii) of the Company Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in or distributed with, any Company Software or from which any part of any Company Software is derived, (ii) the name and version number of the applicable license agreement for each such item of Open Source Code, (iii) the Company Software to which each such item of Open Source Code relates and (iv) a reasonably detailed description of the manner in which such Open Source Code is used, modified and/or distributed by the Company and its Subsidiaries. The Company and its Subsidiaries have not incorporated Open Source Code into the Company Software, distributed Open Source Code in conjunction with Company Software or used Open Source Code, in each case in a manner that requires that any of the Company Software (other than such Open Source Code) be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge. For purposes of this Agreement, “Open Source Code” means any software code (including, without limitation, any source code components, applications, plug-ins or libraries) that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(iii) To the Company’s Knowledge, no third party possesses any copy of any material source code for any Company Software. The Company and its Subsidiaries have no contractual obligation to provide any source code for any Company Software to any other person, and neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger give rise to such an obligation.

(f) With respect to work product and other deliverables created by the Company in the performance of consulting, support and other services for third parties (“Deliverables”), except to the extent not reasonably likely to have a Material Adverse Effect:

(i) The Company and its Subsidiaries have developed the Deliverables through their own efforts, or through the use of consultants all of whose rights therein have been assigned to the Company, and the Deliverables are free and clear of all Liens. No portion of the Deliverables contains, embodies, uses, copies, comprises or requires the Intellectual Property of any third party. Section 3.11(f)(i) of the Company Disclosure Schedule accurately identifies each contract or agreement pursuant to which the Company assigned ownership of a Deliverable or granted an exclusive license to a Deliverable to any third party.

(ii) Section 3.11(f)(ii) of the Company Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in or distributed with, any Deliverable or from which any part of any Deliverable is derived, (ii) the name and version number of the applicable license agreement for each such item of Open Source Code, (iii) the Deliverable(s) to which each such item of Open Source Code relates and (iv) a reasonably detailed description of the manner in which such Open Source Code is used, modified and/or distributed by the Company and its Subsidiaries. The Company and its Subsidiaries have not incorporated Open Source Code into the Deliverables, distributed Open Source Code in conjunction with Deliverables or used Open Source Code, in each case in a manner that requires that any of the Deliverables (other than such Open Source Code) be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

(iii) To the Company’s Knowledge, no third party possesses any copy of any material source code for any Deliverables other than those Deliverables produced under a contract or agreement identified in Section 3.11(f)(i) of the Company Disclosure Schedule. The Company and its Subsidiaries have no contractual obligation to provide any source code for any Deliverables to any other person, and neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger give rise to such an obligation.

3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (iii) any “material contract” currently filed as an exhibit to the Company SEC Reports, and (iv) any employment or consulting agreement with any executive officer or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.13 Litigation.    There is no litigation, action, suit, claim, proceeding or arbitration (a “Legal Proceeding”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, if adversely determined would have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.14 Environmental Matters.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company is in compliance with all Environmental Laws, and neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, rule, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.14. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

(e) The Company and each of its Subsidiaries have all environmental permits, licenses, approvals and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such environmental permits, licenses, approvals and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Environmental Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Environmental Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans sponsored, maintained, contributed to, or obligated to be contributed to by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or with respect to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates may have any liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (including any amendments thereto), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent IRS determination letter relating to each Company Employee Plan intended to be qualified under Section 401(a) of the Code and a list identifying all amendments not covered by such determination or notification letter, including the date such amendments were adopted and effective, and (v) all material correspondence with any Governmental Entity relating to any Company Employee Plan.

(c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

(d) As of Closing, the Company has made all required contributions to each of the Company Employee Plans with respect to all periods of time occurring prior to Closing. Following Closing, the Company shall not be required to make any contribution to any Company Employee Plan with respect to any period of time occurring prior to Closing. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever sponsored, maintained, contributed to or had any liability with respect to an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) ever been obligated to contribute to or had any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (iii) ever sponsored, maintained, contributed to or had any liability with respect to a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former stockholder, director, executive officer, employee or other service provider of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer, employee or other service provider; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (in both cases either alone or upon the occurrence of any additional or subsequent events). The execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former director, executive officer, employee or other service provider of the Company or any of its Subsidiaries.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (i) has been operated since January 1, 2005 in reasonable, good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (ii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option issued by the Company (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

3.16 Compliance With Laws.    The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, to the Company’s Knowledge, since January 1, 2008 has not received any written notice alleging any violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17 Permits.    The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.18 Labor Matters.

(a) Section 3.18 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries, along with the position and the annual rate of base compensation, variable compensation and incentive compensation of each such person. Neither the

Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. No union claims to represent any employees of the Company. To the Company’s Knowledge, there are no labor union activities or other concerted activities among the employees of the Company. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(b) The Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or international laws), affecting any site of employment or one or more facilities or operating units within any site of employment or facility or (ii) a “mass layoff” (as defined in the WARN Act or any similar state or local laws) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act (or any similar state, local or international law).

3.19 Opinion of Financial Advisor.    The financial advisor of the Company, Montgomery & Co. LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.20 Section 203 of the DGCL.    The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21 Brokers.    No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Montgomery & Co. LLC, whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Montgomery & Co. LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.22 Export Controls.    All of the Company’s exports and “deemed exports” have been made in accordance with applicable laws, including but not limited to all U.S. export controls laws (including without limitation the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations), and no issue has been raised with the Company by any Governmental Entity that is currently pending in connection with any export transaction or relating to any audit, examination or investigation of any of the Company’s export activities. The Company has filed all required reports under the EAR and is not subject to any violation for failure to file reports. The Company is not subject to any claim or court order of any Governmental Entity that would bar it from exporting or otherwise limit its exporting activities, or subject it to any fine or penalty arising out of or related to the Company’s export transactions.

3.23 Transactions with Affiliates.    No Affiliate of the Company or any of its Subsidiaries has: (i) borrowed money from or loaned money to the Company or any of its Subsidiaries which remains outstanding or (ii) any contractual arrangements with the Company or any of its Subsidiaries involving future payments to or by the Company or any of its Subsidiaries exceeding Five Thousand Dollars ($5,000) in the aggregate.

3.24 Relationship with Customers.    The Company’s and each of the Subsidiaries’ contracts and customer relationships which have been terminated or cancelled during the period between May 1, 2008 and the date of this Agreement are set forth and described in Section 3.24 of the Company Disclosure Schedule. Section 3.24 of

the Company Disclosure Schedule also contains a list of the names of each of the customers of the Company and each of the Subsidiaries who, in the aggregate for the fiscal year ended in 2008, accounted for gross sales of at least $250,000 (the “Key Accounts”), indicating the dollar amount of sales to each such customer during such fiscal year. Prior to the date of this Agreement, none of the Key Accounts has terminated, or indicated in writing to the Company an intention or plan to terminate, nor to the Company’s Knowledge do the Company’s Key Accounts have as of the date of this Agreement an intention or plan to terminate, their relationship with the Company or any of the Subsidiaries.

3.25 Insurance.    Section 3.25 of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all policies of insurance held by, or maintained on behalf of, the Company or any of its subsidiaries, indicating for each policy the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date, which, in the reasonable judgment of the Company covers risks customarily insured by businesses similar to the Company. All such policies are in full force and effect and neither the Company, nor any of its Subsidiaries has committed any default thereunder. Neither the Company, nor any of its Subsidiaries has received any written notice as of the date of this Agreement of cancellation, material amendment or dispute as to coverage with respect to any such policies. The Company shall provide the Buyer with prompt notice of the receipt, after the date of this Agreement but prior to the Closing, of any written notice of cancellation, material amendment or dispute as to coverage with respect to any such policies.

3.26 Certain Contracts.    Section 3.26(a) of the Company Disclosure Schedule sets forth a list of all contracts that require the Company or any of its Subsidiaries to provide licenses or services exclusively to any Person with respect to any product or service offered by the Company or any of its Subsidiaries. Section 3.26(b) of the Company Disclosure Schedule sets forth a list of all contracts that require the Company or any of its Subsidiaries to adjust automatically the price of any product or service based on terms offered to another customer of the Company or any of its Subsidiaries (i.e. a “most favored nation” provision). Section 3.26(c) of the Company Disclosure Schedule sets forth a list of all contracts that the Company does not have the right to terminate without penalty within three years of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power.    Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 SEC Filings; Information Provided.

(a) Neither the Buyer, nor any subsidiary or parent of the Buyer (other than portfolio companies of the Buyer or parent of the Buyer not participating in the Merger) is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Absence of Certain Changes or Events.     Since the date of this Agreement, there has not been a Buyer Material Adverse Effect.

4.5 Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Financing.    The Buyer and the Transitory Subsidiary have available sufficient funds, and will have at the Closing, sufficient funds on hand to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.7 Solvency.    Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.8 Guarantee.    Concurrently with the execution of this Agreement, the Buyer has delivered to the Company the duly executed guarantee of LLR Equity Partners III, L.P. (the “Guarantor”) in the form attached as Exhibit A to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

4.9 Management Arrangements.    As of the date hereof, the Buyer has not provided any of the officers of the Company (or any of its Affiliates), any employee related Contract that Buyer requires to become effective upon consummation of the Merger.

4.10 Agreements with Company Shareholders.    As of the date hereof, none of the Buyer, the Transitory Subsidiary or any of their respective Affiliates is a party to any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement (a “Contract”), or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock that is not an officer or employee of the Company or one of its Subsidiaries concerning any investments to be made in, or contributions to be made to, the Buyer or the Transitory Subsidiary in connection with the Merger and/or any other transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company.    Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (i) carry on its business in the Ordinary Course of Business, (ii) maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and (iii) preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or warrants to purchase Company Common Stock or conversion of Notes outstanding on the date of this Agreement or pursuant to the Company ESPP);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or any of its Subsidiaries whose fair market value, in the aggregate, exceeds $100,000 other than in the Ordinary Course of Business; provided, however such sale, lease, license, pledge, other disposition or encumbrance is not prohibited by Section 13(c) of the Notes;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, and (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business, as clauses (A) and (B) may be permitted under Section 13(b) of the Notes), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than a wholly-owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned

Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $25,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.8 of the Company Disclosure Schedule;

(i) make any changes in accounting methods (including Tax accounting methods), principles or practices, except insofar as may have been required by a change in GAAP;

(j) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the exclusive distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;

(k) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses and commissions to employees for the Company’s 2008 fiscal year, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l) open any facility or office;

(m) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions;

(n) enter into any new line of business;

(o) modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the Ordinary Course of Business or enter into any contract that would be a Company Material Contract if in existence on the date hereof other than in the Ordinary Course of Business; or

(p) make, amend or revoke any material election with respect to Taxes or enter into any material agreement or arrangement with respect to Taxes.

5.2 Confidentiality.    The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 12, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation.    The Company and its Subsidiaries shall, and the Company and its Subsidiaries shall direct or use its reasonable best efforts to cause their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and, as promptly as practicable, and in any event not later than five days after the date hereof, request and thereafter use their reasonable best efforts to obtain the return or destruction (and certification thereof) of all confidential material provided to other persons interested in acquiring the Company or who otherwise participated, as a potential bidder or as an advisor or Representative to a potential bidder, in the possible acquisition of the Company. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall direct or use its reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to an Acquisition Proposal that did not result from a breach of this Section 6.1, and subject to compliance with Section 6.1(c), the Company may take the following actions if the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal and that the taking of such action is consistent with fiduciary duties under applicable law: (A) furnish information with respect to the Company to any Person (and the Representatives of such person) making an Acquisition Proposal pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (which need not have standstill provisions), (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any such Acquisition Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b) No Change in Recommendation or Alternative Acquisition Agreement.    Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw, amend, modify or change, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal;

Notwithstanding anything to the contrary set forth in this Agreement, but subject to the payment of any fees set forth in Section 8.3, (a) the Company Board may withhold, withdraw, amend, modify or change its recommendation with respect to the Company Voting Proposal if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable law, and (b) the Company Board can adopt, approve or recommend an Acquisition Proposal or cause or permit the Company to enter into an Alternative Acquisition Agreement relating to such Acquisition Proposal if the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal is a Superior Proposal and that the taking of such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable law; provided, however, that the Company Board may not take any actions in subclause (b) unless (A) the Company shall have provided prior written notice to the Buyer at least five (5) calendar days in advance (the “Notice Period”) of its intention to take any such action, and (B) prior to taking any action in subclause (b), the Company shall, and shall cause its financial and legal advisors, during the Notice Period, to negotiate with the Buyer in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms of this Agreement, including an increase in, or modification of, the Merger Consideration so that the Acquisition Proposal no longer constitutes a Superior Proposal.

(c) Notices to the Buyer.    The Company shall promptly advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. The Company shall keep the Buyer reasonably informed of the status and the material terms (including any change to any material term thereof) of any Acquisition Proposal or inquiry, subject to any confidentiality obligations with respect thereto (“Third Party Confidentiality Obligations”); provided, however, the parties hereby acknowledge that the terms and conditions of the Acquisition Proposal itself (other than the identity of the maker thereof) shall not, under any circumstances, be subject to Third Party Confidentiality Obligations.

(d) Certain Permitted Disclosure.    Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e) Definitions.    For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer received by the Company after the execution of this Agreement from any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) relating to any direct or indirect acquisition of 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning 25% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction of the sale or other transfer or all or substantially all of its assets involving the Company or any of its Subsidiaries, other than the Merger.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, a business combination, a recapitalization, a liquidation, a dissolution, a sale of its assets or other similar transaction, (i) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement and (ii) that the Company Board determines in its good faith judgment is highly likely of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement.    As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Notwithstanding the foregoing, the Company will use its commercially reasonable efforts to file a preliminary Proxy Statement with the SEC within 10 business days of the date of this Agreement. The Company shall respond as promptly as practicable to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall provide Buyer with a reasonable opportunity to review and comment on (i) the draft of the Proxy Statement and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to filing of the Proxy Statement with, or sending such responses and replies to, the SEC. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Access to Information.    During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.4 Stockholders Meeting.    The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market (if then applicable to the Company) to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal, except as permitted by the last sentence of Section 6.1(b). Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market (if then applicable to the Company) or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.5 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company and the Buyer shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the Hart-Scott-Rodino Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section  6.5.

6.6 Public Disclosure.    The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Buyer and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, the Buyer or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation of the other party, except as may be required by law or by any listing requirement with a national securities exchange.

6.7 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) business days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor.

(b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), or Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, including a “tail” policy, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by-law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemified Party, or any Person who is a beneficiary under the policies referred to in this Section 6.7, and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other Person.

(f) If the Surviving Corporation (or the Buyer) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or the Buyer) set forth in this Section 6.7.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

6.8 Notification of Certain Matters.    During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.9 Exemption from Liability Under Section 16(b).    Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

6.10 FIRPTA Certificate.    The Company shall deliver to the Buyer a certificate, in form and substance reasonably satisfactory to the Buyer, to the effect that any interest in the Company is not a U.S. real property interest for purposes of Sections 897 and 1445 of the Code.

6.11 Service Credit.    Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below) and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

6.12 [Intentionally Omitted]

6.13 Company Stockholder, Director and Management Arrangements.    Prior to the Effective Time, if the Buyer, the Transitory Subsidiary or any of their respective Affiliates provides a compensatory Contract to any employee of the Company for consideration in connection with the Merger, the Buyer or Transitory Subsidiary shall promptly thereafter provide an initial copy and the final executed version of such Contract, if any, to the Company.

6.14 Legal Proceedings.    Notwithstanding anything set forth herein to the contrary, the institution of any Legal Proceeding by the Company (or its Affiliates) against the Buyer, the Transitory Subsidiary, the Guarantor or any of their respective Affiliates shall not preclude, limit or otherwise impair the ability of the Buyer and the Transitory Subsidiary to consummate the Merger and the other transactions contemplated hereby during the pendency of such Legal Proceeding. If the Buyer and the Transitory Subsidiary consummate the Merger and the other transactions contemplated hereby at any time during which any Legal Proceeding is pending between the Company and the Buyer, the Transitory Subsidiary, the Guarantor or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby, the Company (and its Affiliates) shall agree to dismiss any such Legal Proceeding with prejudice effective as of the Effective Time. During the pendency of any such Legal Proceeding, the Company shall not take any action, or omit to take any action, that is intended (or would reasonably be expected) to preclude, limit or otherwise impair the ability of the Buyer and the Transitory Subsidiary to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.    The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) Governmental Approvals.    Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(c) Proxy Statement.    No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect in the United States or any State thereof of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.    The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.    (i) the representations and warranties of the Company set forth in Section 3.2 and Section 3.5 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (ii) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement, and (C) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. Without limiting the foregoing, the Buyer agrees that the loss of customers or other decline in the revenues of the Company shall not constitute a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Consents. The Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entities and other third parties listed on Section 7.2(c) of the Company Disclosure Schedule shall have been obtained, all on terms and conditions reasonably satisfactory to the Buyer.

(d) Dissenters.    The holders of not more than 20% of the outstanding Company Common Stock shall have demanded appraisal of such shares of Company Common Stock in accordance with the DGCL.

7.3 Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.    The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary.    The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by August 31, 2009 (the “Outside Date”); provided that if the SEC notifies the Company that it will review and comment on the preliminary Proxy Statement, the Outside Date shall automatically cease to be August 31, 2009 and shall thereafter be September 30, 2009 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced and be continuing (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer, (iv) the Company Board shall have failed to reconfirm the approval of the Company Voting Proposal in the Proxy Statement within five Business Days after a written request by Buyer to do so, or (v) the Company shall have materially breached its obligations under this Agreement by reason of a failure to call or hold the Company Meeting in accordance with Section 6.4 or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 6.2; or

(f) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Superior Proposal; provided, such termination shall not occur until the Company has made the payments required by Section 8.3(b) and Section 8.3(c);

(g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer (but not later than the Outside Date); or

(h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company (but not later than the Outside Date).

8.2 Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for fraud or any breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel and accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a), 7.2(b), 7.2(c) or 7.2(e) by the Outside Date shall have resulted in the Closing not occurring; or

(ii) by the Buyer pursuant to Sections 8.1(e), (f) or (g).

The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c) The Company shall pay the Buyer a termination fee of $1,350,000 in the event of the termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), such amount to be paid by wire transfer of same-day funds on the date of termination. In addition, the Company shall pay the Buyer a termination fee of $1,350,000 in the event this Agreement is terminated pursuant to Section 8.1(b) (without the Company Meeting having occurred), Section 8.1(d) or Section 8.1(g) (but only, in the case of Section 8.1(g), if the breach giving rise to such termination is willful or knowing), in each case if at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced and remains outstanding at termination of the Agreement and within 12 months of such termination the Company enters into any definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal relating to the company is consummated. Any fee due pursuant to the immediately preceding sentence shall be paid to the Buyer by wire transfer of same-day funds on the date of the consummation of the transaction which is the subject of the Acquisition Proposal.

(d) Without limiting the liability of the Buyer or the Transitory Subsidiary on account of any breach of this Agreement, the Buyer shall pay the Company up to $500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b); or

(ii) by the Company pursuant to Section 8.1(h).

The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).

(e) In the event that the Buyer shall receive payment pursuant to Section 8.3(c) hereof, the receipt of such fee, together with any amounts otherwise due hereunder, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto acknowledge and agree that the consent of any third party beneficiary of this Agreement created pursuant to Section 9.4 shall not be required to amend this Agreement nor shall any such third party have a right to consent to any such amendment.

8.5 Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.7 and 6.11 and Article IX.

9.2 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) by facsimile, PDF or other electronic transmission, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

LLR Equity Partners III, L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Attn: Gregory M. Case

Email: gcase@llrpartners.com

Fax: (215) 717.2270

with a copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attn: Bruce K. Fenton, Esq.

Fax: (215) 981-4750

if to the Company, to

I-many, Inc.

399 Thornall Street, 7th Floor

Edison, NJ 08837

Attn: Kevin M. Harris

Fax: (207) 828-0492

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Jeffrey A. Stein

Fax: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries.    Except (i) as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries) and Section 6.11 (with respect to which the Continuing Employees shall be third party beneficiaries), (ii) prior to the Effective Time, for the right of the Company, on behalf of the holders of shares of the Company Common Stock, to pursue claims for damages to such holders and equitable relief for any breach of this Agreement by the Buyer or the Transitory Subsidiary which is (a) material and (b) willful or knowing (whether or not this Agreement has been validly terminated pursuant to Sections 8.1(a), (b), (c), (d) or (h)), which right is hereby expressly acknowledged and agreed by the Buyer and the Transitory Subsidiary, and (iii) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration set forth in Article II, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The rights granted pursuant to clause (ii) of this Section 9.4 shall only be enforceable by the Company in its sole and absolute discretion, it being understood and agreed that any rights of the holders of shares of the Company Common Stock created thereby shall be for the sole purpose of the Company seeking claims for damages or equitable relief and for no other purposes. Under no circumstances shall the rights of holders of shares of Company Common Stock granted pursuant to clause (ii) of this Section 9.4 as third-party beneficiaries hereunder be enforceable by such shareholders or any other person acting for or on their behalf other than the Company and its successors in interest. In addition, the Company hereby agrees that it will only accept the payment of any damages awarded pursuant to claims brought under clause (ii) of this Section 9.4 on behalf of holders of shares of Company Common Stock if the Buyer and the Transitory Subsidiary are found to have materially, and willfully or knowingly, breached their respective obligations to consummate the Merger under Article II of this Agreement and a court of competent jurisdiction has declined to specifically enforce the obligations of the Buyer and the Transitory Subsidiary to consummate the Merger pursuant to a claim for specific performance brought against the Buyer and the Transitory Subsidiary pursuant to Section  9.10 and applicable law.

9.5 Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified; provided, however, that no such action shall expand the intended third party beneficiaries to this Agreement or increase any third party beneficiary rights created pursuant to Section 9.4 hereof or otherwise. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile, PDF or other electronic transmission.

9.8 Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Buyer and the Transitory Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Guarantee, the Company, on the one hand, and the Buyer and the Transitory Subsidiary, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Guarantee, and this right shall include the right of the Company to fully enforce the terms of the Guarantee against the Guarantor to the fullest extent permissible pursuant to the Guarantee and applicable laws and to cause the Merger to be consummated. The Buyer and the Transitory Subsidiary hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Buyer or the Transitory Subsidiary, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Buyer and the Transitory Subsidiary under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement or the Guarantee (including monetary damages) in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.10 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Guarantee that may be available then or thereafter.

9.11 Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section  9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by-law.

9.12 Disclosure Schedules.    The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13 Company’s Knowledge.    For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge as of the date hereof of the individuals identified in Section 9.13 of the Company Disclosure Schedule after reasonable inquiry into the subject matter thereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SAPPHIRE STRIPE HOLDINGS, INC.

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

SAPPHIRE STRIPE ACQUISITION COMPANY

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

I-MANY, INC.

By:	/s/ John A. Rade
Name:	John A. Rade
Title:	CEO & President

[Signature page to Agreement and Plan of Merger]

Exhibit A

GUARANTEE

OF

LLR EQUITY PARTNERS III, L.P.

GUARANTEE, dated as of April 29, 2009 (this “Guarantee”), is by LLR Equity Partners III, L.P. (the “Guarantor”), in favor of I-many, Inc., a Delaware corporation (the “Company”).

1. GUARANTEE.    To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of April 29, 2009 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, SAPPHIRE STRIPE HOLDINGS, INC., a Delaware corporation (“Buyer”), and SAPPHIRE STRIPE ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Buyer (“Transitory Subsidiary”), pursuant to which Transitory Subsidiary will merge with and into the Company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the due and punctual observance, payment, performance and discharge of any and all obligations of Buyer and Transitory Subsidiary pursuant to the Merger Agreement, including, without limitation, the Buyer’s obligations under Article I and Section 9.10 of the Merger Agreement and Buyer’s obligations to pay any amounts under Section 9.4 of the Merger Agreement (if applicable) to the Company in accordance with the terms of the Merger Agreement (the “Obligations”).

2. NATURE OF GUARANTEE.    The Company shall not be obligated to file any claim relating to the Obligations in the event that Buyer or Transitory Subsidiary becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder; provided however that the Company hereby assigns to Guarantor the right to file such a claim, in the Company’s name or in the name of the Guarantor or any assignee thereof, in the event that the Company fails to so file within twenty (20) days prior to any deadline for such filing. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor’s liability hereunder shall be revived and reinstated with respect to such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and performance and not of collectibility. The Guarantor expressly reserves the right to assert defenses which Buyer or Transitory Subsidiary may have to payment or performance of any Obligations other than defenses arising from the bankruptcy or insolvency of Buyer or Transitory Subsidiary and those expressly waived in this Guarantee.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.    The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment or performance of any of the Obligations, and may also make any agreement with Buyer or Transitory Subsidiary for the extension, renewal, payment, performance, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Buyer or Transitory Subsidiary or any such other person without in any way impairing or affecting this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Buyer or Transitory Subsidiary or any other entity or person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other entity or person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Buyer or Transitory Subsidiary or any other entity or person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Transitory Subsidiary or any other entity or person interested in the transactions contemplated in the Merger Agreement; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Buyer, Transitory Subsidiary or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment or performance of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Buyer and Transitory Subsidiary in accordance with Section 9.2 of the Merger Agreement), any right to require the marshalling of assets of the Buyer or Transitory Subsidiary or any other entity or other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than (x) gross negligence, fraud or willful misconduct by the Company or any of its Subsidiaries or (y) defenses to the payment or performance of the Obligations that are available to Buyer or Transitory Subsidiary under the Merger Agreement or breach by the Company of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

4. NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES.    The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c) this Guarantee constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof. Without limiting the foregoing, the balance sheet of the Guarantor which has been provided to the Company presents fairly the financial condition of the Guarantor at the date indicated.

6. NO ASSIGNMENT.    Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of the Guarantor, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. NOTICES.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days (as defined in the Merger Agreement) after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below. All notices to the Guarantor hereunder shall be delivered as set forth below:

LLR Equity Partners III, L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Attn: Gregory M. Case

Fax: (215) 717-2270

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement. All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

8. CONTINUING GUARANTEE.    This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all amounts payable under this Guarantee have been paid or satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earliest of (a) the Effective Time (as defined in the Merger Agreement), and (b) the first anniversary of any termination of the Merger Agreement in accordance with its terms, except as to a claim for payment or performance of any Obligation presented by the Company to Buyer, Transitory Subsidiary or the Guarantor by such first anniversary, in which case such claim shall survive until the earlier of (i) all amounts payable under this Guarantee (as the same may be finally determined by a court of competent jurisdiction or mutually agreed by the Parties) have been paid or satisfied in full; and (ii) determination by a court of competent jurisdiction that no amounts are payable hereunder. If any payment or payments made by Buyer or Transitory Subsidiary or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

9. CAPITAL CALL TO SUPPORT GUARANTEE.    Without limiting the obligations of the Guarantor pursuant to this Guarantee or, except as set forth in this Section 9, the remedies available to the Company to enforce this Guarantee or on account of a breach of the obligations of the Guarantor pursuant to this Guarantee, if a court of court of competent jurisdiction, pursuant to a claim brought against the Buyer and the Transitory Subsidiary pursuant to Section 9.10 of the Merger Agreement and applicable law, has issued a final non-appealable order to (i) specifically enforce the obligations of the Buyer and/or the Transitory Subsidiary to consummate the Merger or (ii) require the Buyer and/or the Transitory Subsidiary to pay damages to the Company, then if and to the extent necessary in order to perform its obligations under this Guarantee, Guarantor shall, in accordance with the terms and conditions of its limited partnership agreement, promptly issue a notice to its limited partners to contribute capital to Guarantor. The parties hereto specifically agree and acknowledge that nothing herein shall create a right on the part of the Company, or its stockholders or any third party, against or relating to the limited partners of Guarantor, including any right to require a capital contribution from, obtain information from or relating to, or communicate to or with, such limited partners.

10. GOVERNING LAW.    This Guarantee shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the state or federal courts of the

United States of America located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in Wilmington, Delaware for the purpose of any action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named court.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. COUNTERPARTS.    This Guarantee may be executed and delivered (including by facsimile and other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

LLR EQUITY PARTNERS III, L.P.

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	Member

Accepted and Agreed to:

I-MANY, INC.

By:	/s/ John A. Rade
Name:	John A. Rade
Title:	CEO & President

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment, entered into as of May 29, 2009 (this “Amendment”) to the Agreement and Plan of Merger, dated as of April 29, 2009, among Sapphire Stripe Holdings, Inc., a Delaware corporation, Sapphire Stripe Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sapphire Stripe Holdings, Inc., and I-many, Inc., a Delaware corporation (the “Merger Agreement”), is entered into by the parties to the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings specified in the Merger Agreement.

WHEREAS, Buyer, Transitory Subsidiary and the Company have entered into the Merger Agreement;

WHEREAS, Buyer, Transitory Subsidiary and the Company desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, the respective Boards of Directors of Buyer, Transitory Subsidiary and the Company have deemed this Amendment advisable and in the best interests of their respective companies.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.    The Table of Defined Terms of the Merger Agreement shall be amended by deleting the defined term “Closing Cash”.

2.    Merger Consideration and Conversion of Securities.

(a) Section 2.1(c) of the Merger Agreement shall be amended and restated to read in its entirety as follows:

“(c) Merger Consideration for Company Common Stock.    Subject to Sections 2.2 and 2.3, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.5(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash per share determined by dividing (i) the sum of (A) $47,300,000, plus (B) the aggregate exercise price payable upon exercise of all in-the-money Company Stock Options outstanding immediately prior to the Effective Time, minus (C) the principal of the Notes on the date of this Agreement and accrued interest due on the Notes as of the Effective Time, minus (D) whether or not paid prior to the Effective Time, the amounts, if any, payable on account of the warrants issued by the Company dated November 6, 2006, minus (E) whether or not paid prior to the Effective Time, the amounts, not to exceed $1,198,887 in the aggregate, paid or payable after April 29, 2009 to employees of the Company constituting retention, change in control and other payments approved by the board of directors for purposes of ensuring continuity through the Effective Time, minus (F) whether or not paid prior to the Effective Time, Transaction Expenses, by (ii) the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Common Stock issuable upon exercise of all in-the-money Company Stock Options outstanding immediately prior to the Effective Time (the “Merger Consideration”). “Transaction Expenses” shall mean all costs and expenses incurred by the Company and its Subsidiaries in connection with the negotiation, preparation, execution or performance of this Agreement (including in connection with any Acquisition Proposal) and the consummation of the transactions contemplated hereby, including fees and disbursements of investment bankers and other financial advisors, brokers and finders, counsel and accountants. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of determining the amount of the Merger Consideration, not less than three (3) Business Days prior to the Effective Time, the Chief Financial Officer of the Company shall deliver to the Buyer a certificate pursuant to which such officer certifies to the Buyer an itemized listing of the components of the Merger Consideration (including an itemized list of Transaction Expenses and payments described in clause (E) above) as of such date and such officer’s estimate of the Merger Consideration (as of immediately prior to the Effective Time). Thereafter, following the delivery of such certificate, the Buyer and the Company shall cooperate in good faith to confirm the amount of Merger Consideration set forth in such certificate and to update such Merger Consideration amount as of immediately prior to the Effective Time.

(b) Section 2.4(d) of the Merger Agreement shall be amended and restated to read in its entirety as follows:

“(d) The Company shall terminate its 2000 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms as of a date at least two Business Days prior to the Effective Time. The Company ESPP shall not be deemed to be a Company Stock Plan for purposes of Section 2.4(a)-(c).”

3. Representations and Warranties.    Article III of the Merger Agreement shall be amended by adding, immediately after Section 3.26, the following Section 3.27:

“3.27 Due Diligence Materials.    The Company has provided Buyer with copies of all written information and documents with respect to the Company, its business and its operations that it has provided to any third party bidder in connection with any Acquisition Proposal.”

4. Covenants of the Company.

(a) Section 5.1 of the Merger Agreement shall be amended by adding the words “, including paying of accounts payable in a timely manner consistent with past practices” to the end of clause (iii) of its first sentence.

(b) Section 5.1(a) of the Merger Agreement shall be amended by adding the words “or make any payments of principal or prepayments of interest with respect to the Notes” to the end of clause (i).

(c) Section 5.1(g) of the Merger Agreement shall be amended and restated to read in its entirety as follows:

“(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than undrawn letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business, as may be permitted under Section 13(b) of the Notes), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than a wholly-owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;”

(d) Section 5.1(o) of the Merger Agreement shall be amended by deleting the word “or” after the words “Ordinary Course of Business;”.

(e) Section 5.1 of the Merger Agreement shall be amended by adding, immediately after Section 5.1(p), the following Sections 5.1(q), 5.1(r) and 5.1(s):

“(q) make any material changes in the manner in which the Company extends discounts to, or collects unpaid receivables from, customers, or the terms on which the Company sells or licenses its products, in each case other than in the ordinary course of business consistent with past practices; or

(r) Subject to the last sentence of Section 6.4, the Company shall hold the Company Meeting for the purpose of considering and voting on the Company Voting Proposal no later than 22 days after the date of mailing of the proxy.”

(s) The Company shall use its best efforts to file a definitive proxy statement with the SEC prior to 11:59 p.m. on Monday, June 1, 2009 and to cause the proxy to be mailed as promptly as practicable thereafter.”

5. Additional Agreements.    Section 6.7(e) of the Merger Agreement shall be amended by deleting the word “Indemified” and replacing it with the word “Indemnified”.

6. Termination.    Section 8.2 of the Merger Agreement shall be amended by adding the words “, subject to Section 9.10” in clause (a) immediately after the words “liability for fraud or”.

7. Fees and Expenses.

(a) Section 8.3(b) of the Merger Agreement shall be amended by deleting “$500,000” and replacing it with “$665,000”.

(b) Section 8.3(b)(i) of the Merger Agreement shall be amended by deleting “7.2(e)” and replacing it with “7.2(d)”.

8. No Third Party Beneficiaries.    Section 9.4 of the Merger Agreement shall be amended by deleting the words “claims for damages to such holders and” in clause (ii) and inserting the words “and, solely to the extent provided in Section 9.10(d), damages” immediately prior to the words “for any breach of this Agreement” in clause (ii).

9. Remedies.    Section 9.10 of the Merger Agreement shall be amended and restated to read in its entirety as follows:

“9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Buyer and the Transitory Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Guarantee, the Company, on the one hand, and the Buyer and the Transitory Subsidiary, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Guarantee, and this right shall include the right of the Company to fully enforce the terms of the Guarantee against the Guarantor to the fullest extent permissible pursuant to the Guarantee and applicable laws and to cause the Merger to be consummated. The Buyer, the Transitory Subsidiary and the Company hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Buyer or the Transitory Subsidiary on the one hand, or the Company on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Buyer and the Transitory Subsidiary on the one hand, or the Company on the other hand, under this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.10(d) below, the Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to breaches by the Buyer or the Transitory Sub or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 9.10(d) below, that it may not seek or accept any other form of relief that may be available for breach under this Agreement or the Guarantee or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(d) If a court of competent jurisdiction has declined to specifically enforce the obligations of the Buyer or the Transitory Sub to consummate the Merger pursuant to a claim for specific performance brought against Buyer or Transitory Sub pursuant to this Section 9.10 and it or another court of competent jurisdiction has instead granted an award of damages or other relief for such alleged breach against Buyer or the Guarantor, the Company may enforce such award and accept damages or other relief for such alleged breach only if, within two (2) weeks following such determination, Buyer or Transitory Sub are not willing to consummate the Merger in accordance with Article II of this Agreement. In any suit seeking specific performance, the Company may also seek, and offer evidence in support of, an award of damages in the alternative in each case solely to the extent necessary to avoid waiver or loss of, or prejudice to, an award of damages to which it may be entitled in the limited circumstances described in the preceding sentence.”

10. Miscellaneous.

(a) Except as otherwise amended and supplemented by this Amendment, all provisions of the Merger Agreement, including, without limitation, provisions relating to governing law, shall remain in full force and effect and shall apply to this Amendment (unless this Amendment specifically amends a particular provision of the Merger Agreement) and the Merger Agreement and this Amendment shall each be construed together and considered one and the same agreement.

(b) This Amendment may be executed, including execution by PDF or facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

SAPPHIRE STRIPE HOLDINGS, INC.

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

SAPPHIRE STRIPE ACQUISITION COMPANY

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

I-MANY, INC.

By:	/s/ Robert G. Schwartz
Name:	Robert G. Schwartz
Title:	Vice President and General Counsel

Appendix B

April 29, 2009

Board of Directors

I-many, Inc.

399 Thornall St., 12th Floor

Edison, NJ 08837

Members of the Board:

We understand that I-many, Inc. (the “Company”), Sapphire Stripe Holdings, Inc. (the “Buyer”) and Sapphire Stripe Acquisition Company (a wholly owned subsidiary of Buyer, the “Transitory Subsidiary”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) which will provide, among other things, for the merger (the “Merger”) of Transitory Subsidiary with and into the Company. We have been provided a draft of the Agreement dated as of April 28, 2009 (the “Draft Agreement”). Pursuant to the terms of the Draft Agreement, upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Buyer. Under the terms, and subject to the conditions, set forth in the Draft Agreement, at the effective time of the Merger, (i) the outstanding shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), other than certain shares to be cancelled pursuant to the Agreement and shares of stock held by stockholders who properly exercise dissenters’ rights (“Dissenting Shares”), will be converted into the right to receive an amount in cash that the Company has advised us for purposes of this opinion will equal not less than $0.43 per share (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Draft Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. For purposes of this opinion, the “holders of Company Common Stock” shall be defined as all holders of Company Common Stock other than Buyer, Transitory Subsidiary, any affiliates of Buyer or Transitory Subsidiary or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information concerning the Company prepared by the management of the Company;

(iii)	reviewed with the Company certain publicly available estimates of research analysts relating to the Company;

(iv)	held discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;

(v)	reviewed the Draft Agreement and the financial terms and conditions set forth therein;

(vi)	reviewed the stock price and trading history of the Company Common Stock;

MONTGOMERY & CO., LLC   2 Embarcadero Center, Suite 2900   San Francisco, CA 94111

Board of Directors

I-many, Inc.

April 29, 2009

(vii)	compared the financial terms of the Merger with the stock price multiples (and implied enterprise values) of certain other publicly traded companies with businesses comparable to the Company’s businesses;

(viii)	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(ix)	participated in discussions and negotiations among representatives of the Company, Buyer, and their legal advisors; and

(x)	made such other studies and inquiries, and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company’s management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company’s management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of management of the Company as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have also assumed that the Merger Consideration will not be reduced as a result of any indemnification, escrow, purchase price adjustment or other provisions.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, of the Merger Consideration to the holders of Company Common Stock. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company’s Board of Directors has considered or may be considering, nor does it address the decision of the Company’s Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the

MONTGOMERY & CO., LLC   2 Embarcadero Center, Suite 2900   San Francisco, CA 94111

Board of Directors

I-many, Inc.

April 29, 2009

Merger. The Company has also agreed to reimburse us for reasonable out-of-pocket expenses incurred in connection with our services related to the Merger, including the reasonable fees and disbursements of our legal counsel incurred in connection with the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement (including the rendering of this opinion).

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

MONTGOMERY & CO., LLC

MONTGOMERY & CO., LLC   2 Embarcadero Center, Suite 2900   San Francisco, CA 94111

APPENDIX C

SECTION 262 OF THE DELAWARE

GENERAL CORPORATION LAW

APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

I-MANY, INC.

June 25, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting and Proxy Statement

are available at www.imany.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 00030300000000001000 7	063009

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
			1.	To adopt the Agreement and Plan of Merger, dated as of April 29, 2009, as amended on May 29, 2009, by and among Sapphire Stripe Holdings, Inc., Sapphire Stripe Acquisition Company and the Company, a copy of which is attached as Annex A to the accompanying proxy statement.	☐	☐	☐
2.

To approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.

					☐	☐	☐

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐		CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:			Signature of Shareholder		Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

SPECIAL MEETING OF STOCKHOLDERS OF

I-MANY, INC.

June 25, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and Proxy Statement are available at www.imany.com

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	00030300000000001000 7	063009

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	To adopt the Agreement and Plan of Merger, dated as of April 29, 2009, as amended on May 29, 2009, by and among Sapphire Stripe Holdings, Inc., Sapphire Stripe Acquisition Company and the Company, a copy of which is attached as Annex A to the accompanying proxy statement.	☐	☐	☐
2.

To approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.

				☐	☐	☐

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

	0		¢

I-MANY, INC.

SPECIAL MEETING OF STOCKHOLDERS

THURSDAY, JUNE 25, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, having received notice of the special meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John A. Rade and Robert G. Schwartz, Jr. (with full power of substitution), as proxies of the undersigned, to attend the special meeting of stockholders of I-many, Inc. (the “Company”) to be held on June 30, 2009, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the special meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Continued and to be signed on the reverse side.)

¢		14475	¢